UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

METAVESCO, INC.

(Exact name of registrant as specified in its charter)

nevada	54-1694665
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

410 Peachtree Pkwy, Suite 4245, Cumming, GA 30041

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 241-5898

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.0001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this Registration Statement on Form 10 (this “Form 10”) contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations, assumptions, and beliefs concerning future developments and their potential effect on our business, and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would”, “if, “shall”, “might”, “will likely result, “projects”, “goal”, “objective”, or “continues”, or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. Additionally, statements concerning future matters such as our business strategy, development of new products, sales levels, expense levels, cash flows, future commercial and financing matters, future partnering opportunities and other statements regarding matters that are not historical are forward-looking statements.

Although the forward-looking statements in this Form 10 reflect our good faith judgment, based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Form 10 may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Form 10 to conform these statements to actual results or to changes in our expectations. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date we file this Form 10. Readers are urged to carefully review and consider the various disclosures made in this Form 10.

CERTAIN REFERENCES AND NAMES OF OTHERS USED HEREIN

This Form 10 may contain additional trade names, trademarks, and service marks of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

1

Unless the context requires otherwise, all references to “Metavesco”, “we”, “our,” “us” and the “Company” in this Registration Statement on Form 10 refer to Metavesco, Inc. (formerly Waterside Capital Corporation).

ITEM 1. BUSINESS

Our Business

In March 2022, the Company commenced operations as a web3 enterprise. The Company generates income as a liquidity provider, via decentralized exchanges such as Uniswap. Additionally, the Company farms tokens via Proof-of-Stake (“PoS”) protocols on decentralized exchanges, as well as centralized exchanges, including Coinbase. Yield farmers provide liquidity to various token pairs and earn rewards in cryptocurrencies. The Company also invests in non-fungible token (“NFT”) projects and virtual land that it believes are promising, primarily on Ethereum Virtual Machine (“EVM”) protocols.

Web3 includes many different technologies but is generally defined as the use of internet protocols incentivized with token-based rewards built on top of open source, decentralized and distributed systems. Examples of web3 technologies include blockchain networks, cryptocurrencies, NFT’s and smart contracts.

The Company primarily invests in NFT collections from Yuga Labs which includes the Mutant Ape Yacht Club and the metaverse platform, Otherside.

EVM is a computation engine that facilitates the deployment and operation of smart contracts.

The Company has four areas of focus:

●	Liquidity Provider - In decentralized finance (“DeFi”), the ability to trade assets from one to another is facilitated by Liquidity Pools (“LPs”) which generally contain a 50/50 balance between both underlying tokens. The Company expects to invest substantially in LPs to generate ongoing revenue. The Company earns income based on a percentage of the value of each trade for providing liquidity. We expect that this revenue will fuel our other initiatives as we build the Company.

●	Staking - Like LPs, staking can provide potential passive revenue to the Company. Purchasing large blocks of lucrative PoS assets to grow the passive income portfolio is expected to be a major cornerstone to our success. This is a much greener approach to the traditional Proof of Work model, which is used by Bitcoin.

●	NFTs - The Company holds NFTs for capital appreciation and for potential income from IP licensing.

●	Bitcoin Mining Operations

On August 29, 2022, the Company announced its plan to begin bitcoin mining operations. Bitcoin mining has been part of the Company roadmap since entering the web3 space in March of 2022, although our plans have been accelerated with the recent decrease in the price of Bitcoin. Mining equipment has become much more affordable as overleveraged miners are forced to sell equipment at reduced prices. In September 2022, the Company began its Bitcoin mining operations by purchasing cryptocurrency mining machines and arranging hosting space in Texas. We anticipate the Company will eventually open a second site in Georgia.

2

Government Regulations

The Company is no longer a registered investment company.

Government regulation of blockchain and cryptocurrency is being actively considered by the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. State government regulations also may apply to our activities and other activities in which we participate or may participate in the future. Other regulatory bodies are governmental or semi-governmental and have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business. Businesses that are engaged in the transmission and custody of bitcoin and other digital assets, including brokers and custodians, can be subject to U.S. Treasury Department regulations as money services businesses as well as state money transmitter licensing requirements. Bitcoin and other digital assets are subject to anti-fraud regulations under federal and state commodity laws, and digital asset derivative instruments are substantively regulated by the U.S. Commodity Futures Trading Commission. Certain jurisdictions, including, among others, New York and a number of countries outside the United States, have developed regulatory requirements specifically for digital assets and companies that transact in them. Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to our businesses, or when they will be effective. As the regulatory and legal environment evolves, we may become subject to new laws, further regulation by the SEC and other agencies, which may affect our mining and other activities. For instance, various bills have also been proposed in Congress related to our business, which may be adopted and have an impact on us. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the Section entitled “Risk Factors” herein. In addition, since transactions in bitcoin provide a reasonable degree of pseudo anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse (even if untrue), could lead to greater regulatory oversight of bitcoin platforms, and there is the possibility that law enforcement agencies could close bitcoin platforms or other bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, in her January 2021 nomination hearing before the Senate Finance Committee, Treasury Secretary Janet Yellen noted that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering, and support malign activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. Accordingly, Secretary Yellen expressed her view that federal regulators needed to look closely at how to encourage the use of cryptocurrencies for legitimate activities while curtailing their use for malign and illegal activities. Furthermore, in December 2020, the Financial Crimes Enforcement Network (“FinCEN”), a unit of the Treasury Department focused on money laundering, proposed a new set of rules for cryptocurrency-based exchanges aimed at reducing the use of cryptocurrencies for money laundering. These proposed rules would require filing reports with FinCEN regarding cryptocurrency transactions in excess of $10,000 and also impose record-keeping requirements for cryptocurrency transactions in excess of $3,000 involving users who manage their own private keys. In January 2021, the Biden Administration issued a memorandum freezing federal rulemaking, including these proposed FinCEN rules, to provide additional time for the Biden Administration to review the rulemaking that had been proposed by the Trump Administration. As a result, it remains unclear whether these proposed rules will take effect.

The Company’s common stock is a “penny stock,” as defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as the Company’s common stock is subject to the penny stock rules, it may be more difficult to sell our common stock.

Patents, Trademarks, Franchises, Royalty Agreements or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements, or labor contracts. We will assess the need for any copyright, trademark, or patent applications on an ongoing basis.

3

Competition

Our current and future competition includes other digital assets focused companies, such as Coinshares International Limited and private operators that are in the same business as us.

Many of our current and potential competitors have greater resources and longer histories, and greater brand recognition. They may devote more resources to technology, infrastructure, marketing and may be able to more rapidly develop their solutions. Other companies also may enter into business combinations or alliances that strengthen their competitive positions. Our small team and relative lack of capital is a competitive disadvantage.

Employees

The Company currently has one employee, the sole officer and director of the Company. We generally work remotely and we anticipate as we hire additional staff they will also work remotely.

Corporate History

The Company was incorporated in the Commonwealth of Virginia on July 13, 1993, and was a closed-end investment company licensed by the Small Business Administration (the “SBA”) as a Small Business Investment Company (“SBIC”). The Company previously made equity investments in and provided loans to small businesses to finance their growth, expansion, and development. Under applicable SBA regulations, the Company was restricted to investing only in qualified small businesses as contemplated by the Small Business Investment Act of 1958 (the “SBI Act”). As a registered investment company under the SBI Act, the Company’s investment objective was to provide its shareholders with a high level of income, with capital appreciation as a secondary objective. The Company made its first investment in a small business in October 1996.

On March 30, 2010, the SBA notified the Company that its account had been transferred to liquidation status and that the outstanding debentures of $16.1 million-plus accrued interest (the “Debentures”) were due and payable within fifteen days of the date of the letter. The Company did not possess adequate liquid assets to make this payment. The Company negotiated terms of a settlement agreement with the SBA effective September 1, 2010. The Debentures were repurchased by the SBA in September 2010, represented by a note agreement between the SBA and the Company (the “Note Agreement”). The Note Agreement had a maturity of March 31, 2013. In the event of a default, the SBA had the ability to seek receivership.

On May 24, 2012, the SBA delivered to the Company a notice of an event of default for failure to meet the principal repayment schedule under the Note Agreement (the “Notice”). Under the terms of the Notice and the Note Agreement, the SBA maintained a continuing right to terminate the Note Agreement and appoint a receiver to manage the Company’s assets.

On November 20, 2013, the SBA filed a complaint in the United States District Court for the Eastern District of Virginia (the “District Court”) seeking, among other things, receivership for the Company and judgment in the amount outstanding under the Note Agreement plus continuing interest. The complaint alleged that as of October 31, 2013, there remained an outstanding balance of $11,762,634.58 under the Note Agreement, including interest, which continued to accrue at the rate of $2,021.93 per day. In filing the complaint, the SBA requested that the District Court take exclusive jurisdiction of the Company and all of its assets wherever located and appoint the SBA as permanent receiver of the Company to liquidate all of the Company’s assets and satisfy the claims of its creditors in the order of priority as determined by the District Court.

On May 28, 2014, the District Court entered a Consent Order and Judgment Dismissing Counterclaim, Appointing Receiver, Granting Permanent Injunctive Relief and Granting Money Judgment (the “Order”). The Order appointed the SBA as receiver of the Company, and the SBA designated Charles Fulford as its principal agent to act on its behalf as the receiver (the “Receiver”). The Order authorized the Receiver to marshal and liquidate all of the Company’s assets in an orderly manner. The Order also served to enter judgment in favor of the United States of America, on behalf of the SBA, against the Company for $11,770,722. Such amount represented $11,700,000 in principal and $70,722 in accrued interest. The District Court assumed jurisdiction over the Company, and the SBA was appointed Receiver effective May 28, 2014.

The Company effectively stopped conducting an active business upon the appointment of the SBA as Receiver and the commencement of the receivership ordered by the District Court (the “Receivership”). Over the course of the Receivership, the activity of the Company was limited to the liquidation of the Company’s assets by the Receiver and the payment of the proceeds therefrom to the SBA and for the expenses of the Receivership.

4

The SBIC license granted to the Company by the SBA was revoked by the SBA effective March 20, 2017, in conjunction with the entry by the District Court of the Order Approving the Procedures for Winding Up and Terminating the Receivership Estate. On June 28, 2017, the Receivership was terminated pursuant to the entry of a Final Order by the District Court, further discharged all claims and obligations of the Company other than the judgment held by SBA (the “Final Order”). Prior to the Final Order, the Receiver provided notice to all shareholders of the Company. The Receiver also initiated separate contact with the largest shareholders of the Company in an attempt to identify a shareholder willing to assume responsibility for the control of the Company on behalf of the Company’s shareholders. Roran Capital, LLC (“Roran”), was the only shareholder willing to assume such control. As such, at the direction of the Receiver, paragraph 4 of the Final Order specifically stated that “Control of Waterside shall be unconditionally transferred and returned to its shareholders c/o Roran Capital, LLC (“Roran”) upon notification of entry of this Order”. At the time of the Final Order, the Company had no assets, and a sole remaining liability owed to the SBA in an amount exceeding $10,000,000.

Upon termination of the Receivership, Roran took possession of all books and records made available to it by the Receiver. The termination of the Receivership, and the termination of the power and authority of the Receiver, left the Company with no Board of Directors and no officers. It was impossible to convene a shareholders’ meeting as there were no corporate officers or directors to provide (i) notice, or (ii) the administrative oversight required for such a meeting. Roran, in reliance on and in compliance with the Final Order, sought to appoint a new board of directors (the “New Board”). Without a New Board, the Company would be unable to operate as a viable business, and appointment by Roran was the only manner in which the New Board could be constituted.

Roran expended a good faith effort to seek out qualified third parties to serve on the New Board. Because of the liability exposure inherent in serving on the board of a public company, the Company’s lack of financial resources, and the Company’s loss of its SBIC license, Roran was unable to locate any qualified individuals to serve on the New Board and thus appointed Zindel Zelmanovitch, the father of Yitzhak Zelmanovitch, as the sole director and officer of the Company. Zindel Zelmanovitch is an experienced business person who has previously served as the CEO and director of a public company; thus, although related to the 99% owner of Roran, he has objectively acceptable qualifications to serve in this dual position. Zindel Zelmanovitch has never owned any shares of stock of the Company and has not been compensated for any of his services as a director or officer of the Company to date.

In his capacity as the sole director and officer of the Company, Zindel Zelmanovitch considered a variety of options for the Company, including bankruptcy and liquidation, neither of which would have yielded any economic benefit for the Company’s shareholders. Thus, Zindel Zelmanovitch negotiated with Roran to provide a loan or loans to fund reasonable expenses of the Company, on arm’s length terms, so long as progress was being made to reorganize the Company and to identify either (i) a new business to enter into; or, (ii) an active business with which to merge or otherwise acquire, which would benefit from operating as a public entity. The New Board (Zindel Zelmanovitch) has continued to work toward achieving that goal. With no assets and no SBIC license from the SBA, no income, and liabilities in excess of $10,000,000 (which has now been forgiven in full, as stated below), the New Board (Zindel Zelmanovitch) concluded that continuing to operate as a registered investment company was impossible; furthermore, the consistent feedback from third parties with which the New Board has sought to consummate a transaction to commence a new business or acquire or merge a new business into the Company has been that until the Company’s Application Pursuant to Section 8(f) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), for an order declaring that the Company has ceased to be an Investment Company is approved, no such transaction was feasible. On April 22, 2020, the SEC issued an order declaring that the Company had ceased to be an investment company.

Since the entry of the Final Order (June 28, 2017) and the termination of the Receivership, the Company has been maintained for the benefit of its shareholders and pursuant to, and in compliance with, the Final Order. The Company longer has the SBIC license from the SBA and is no longer operating as a registered investment company under the Investment Company Act. While it would have been possible for the Company to merely dissolve, the Company has instead decided to endeavor to reconstitute itself as a viable business.

5

The Company’s outstanding judgment payable owed to the SBA was purchased by Roran from the SBA in July 2017. As such, all amounts due under the outstanding judgment payable were owed to Roran rather than the SBA. Upon purchase, the Company began to accrue interest that was due under the original terms of the judgment payable. The statutory interest rate was 0.094%. The Company accrued $163,991 in interest on the judgment payable as of March 31, 2019. On May 16, 2019, Roran forgave the entire principal amount and interest due thereon of $10,609,635.

On September 19, 2017, the Company issued a Convertible Promissory Note in an amount up to $150,000 in favor of Roran which was increased to $200,000 on June 17, 2019 and $250,000 on December 13, 2019 (the “Note”). As of June 30, 2021, $149,838 has been drawn by the Company under the Note (exclusive of accrued interest). The Note was issued pursuant to a Convertible Loan Agreement with Roran (the “Loan Agreement”). All outstanding principal and accrued interest on the Note is due and payable on the maturity date, which was March 19, 2019 and then extended to September 19, 2019 and then June 19, 2020. Roran has agreed to extend the loan and advance additional funds until further negotiations regarding the loan have concluded. Amounts borrowed under the Note bear interest at 12% per annum. Roran has the right to convert all or any portion of the Note into shares of the Company’s common stock at a conversion price equal to 60% of the 20 day trailing lowest share price. The use of proceeds of this loan has been and continues to be the payment by the Company of its reasonable operational expenses payable to third-party service providers (consisting solely of third party expenses such as legal, accounting, transfer agent and edgarization costs, all at the actual cost for such services). The loan is not a senior or a secured instrument.

On June 8, 2020, Roran converted $124,500 principal amount of the Note and $25,500 of accrued and unpaid interest thereon, totaling $150,000, into 4,166,666 shares of the Company’s common stock at the stated conversion price per share of $0.036. The remaining balance due on Note, as of the conversion date, was $104,838 in principal and $19,988 in interest.

On September 2, 2021, the Company entered into a Stock Purchase Agreement (the “SPA”) by and between (i) the Company, (ii) Ryan Schadel, and (iii) Roran. Roran agreed to sell to Mr. Schadel 4,247,666 shares of common stock of the Company held by Roran for a total purchase price of $385,000. In conjunction with the SPA, Roran agreed to forgive all amounts due to Roran by the Company pursuant to the Note, totaling $207,644. Mr. Schadel acquired 4,247,666 shares of the Company’s common stock, representing 69.7% of the issued and outstanding shares of common stock. As such, the SPA resulted in a change of control of the Company.

Effective November 29, 2021, the Company converted from a Virginia corporation to a Nevada corporation.

On December 15, 2021, the Company filed with the Nevada Secretary of State amended and restated articles of incorporation. The amended and restated articles had the effect of (i) increasing the Company’s authorized common stock to 100 million shares, (ii) increasing the Company’s authorized preferred stock to 20 million shares, and (iii) reducing the par value of each of the Company’s common stock and preferred stock to $0.0001 per share. Common stock and additional paid-in capital for all periods presented in the Company’s financial statements have been adjusted retroactively to reflect the reduction in par value.

On December 17, 2021, the majority shareholder and board of directors approved an amendment to the amended and restated articles of incorporation that would change the Company’s name from Waterside Capital Corporation to Metavesco, Inc. The name change was approved by Financial Industry Regulatory Authority and was effective June 3, 2022.

In March 2022, the Company commenced operations as a web3 enterprise. The Company generates income as a liquidity provider, via decentralized exchanges such as Uniswap. Additionally, the Company farms tokens via Proof of Stake (“PoS”) protocols on decentralized exchanges as well as centralized exchanges including the Coinbase, Inc. exchange (“Coinbase”). The Company also invests in promising non-fungible token (“NFT”) projects and virtual land, primarily on EVM protocols.

The Company is currently authorized to issue 20,000,000 shares of preferred stock, with a par value of $0.0001 per share. There are 22 shares of Series A Convertible Preferred Stock issued. The Company is also authorized to issue 100,000,000 shares of common stock, with a par value of $0.0001 per share. As of June 30, 2022, and currently, 6,082,214 shares of common stock of the Company were outstanding. These shares are quoted over the counter with OTC Markets Group, Inc. (“OTC Pink”) under the ticker symbol “MVCO” and are held by 23 shareholders of record as of November 1, 2022. The Company does not have any other equity securities outstanding.

6

Forward Stock Split

On July 15, 2022, the Company’s director and shareholders approved an amendment of the Company’s Articles of Incorporation that, if filed, would effect a 10-for-1 forward stock split of the Company’s common stock (the “Forward Split”). The Forward Split is subject to clearance by the Financial Industry Regulatory Authority (“FINRA”), and the Company will not effect the Forward Split until it is cleared by FINRA. The Board retains authority to abandon the Forward Split for any reason at any time prior to effecting the Forward Split.

Demand Promissory Note – Related Party

On October 18, 2021, the Company issued a Promissory Note in the principal amount of $100,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on October 18, 2022. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty.

On June 29, 2022, the Company issued a Promissory Note in the principal amount of $40,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on June 29, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty.

Convertible Promissory Notes

On May 10, 2022, the Company issued a Convertible Promissory Note in the principal amount of $20,000 (the “Promissory Convertible Note”), for cash, to Timothy Hackbart (the “Holder”). The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 10, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.40 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $20,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $559 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $19,441 to be amortized through May 2027.

Convertible Promissory Notes – Related Party

On March 4, 2022, the Company issued a Convertible Promissory Note in the principal amount of $40,874 (the “Promissory Convertible Note”), for value received being comprised of 1 (one) bitcoin, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.5% per annum. Any unpaid principal amount and any accrued interest is due on March 4, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.25 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $40,874 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $2,641 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $38,233 to be amortized through March 2027.

7

On March 10, 2022, the Company issued a Convertible Promissory Note in the principal amount of $59,986 (the “Promissory Convertible Note”), for value received being comprised of 22.86012412 Ether, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on March 10, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.42 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $59,986 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $3,679 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $56,307 to be amortized through March 2027.

On May 6, 2022, the Company issued a Convertible Promissory Note in the principal amount of $100,000 (the “Promissory Convertible Note”), for cash, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 6, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.45 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $100,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $3,012 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $96,988 to be amortized through May 2027.

On May 9, 2022, the Company issued a Convertible Promissory Note in the principal amount of $100,000 (the “Promissory Convertible Note”), for cash, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 9, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.415 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $100,0000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $2,848 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $97,152 to be amortized through May 2027.

On June 29, 2022, the Company issued a Convertible Promissory Note in the principal amount of $40,000 (the “Promissory Convertible Note”), for cash, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on June 29, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.00 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $40,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $22 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $39,978 to be amortized through May 2027.

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Demand Promissory Note – Related Party

On August 12, 2022, the Company issued a Promissory Note in the principal amount of $50,000 (the “Promissory Note”) for cash to Laborsmart Inc. (the “Holder”). The Holder is owned by the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 5.00% per annum. Any unpaid principal amount and any accrued interest is due on August 12, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty. In event the Note is not paid when due, any outstanding principal and interest will accrue interest of 12% per annum.

Demand Promissory Note and Common Stock Purchase Warrant

On August 12, 2022, the Company issued a Promissory Note in the principal amount of $50,000 (the “Promissory Note”) for cash to Tom Zarro (the “Holder”). The Promissory Note bears interest at the rate of 5.00% per annum. Any unpaid principal amount and any accrued interest is due on August 12, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty. In event the Note is not paid when due, any outstanding principal and interest will accrue interest of 12% per annum. In conjunction with the issue of the Promissory Note, the Company issued Mr. Zarro a common stock purchase warrant (the “Common Stock Purchase Warrant”). Pursuant to the terms of the Common Stock Purchase Warrant, Mr. Zarro may, at any time on or after August 12, 2022 and until August 12, 2025, exercise the Common Stock Purchase Warrant to purchase 20,000 shares of the Company’s common stock for an exercise price per share of $0.75, subject to adjustment as provided in the Common Stock Purchase Warrant.

Amendment to Demand Promissory Note – Related Party

On October 18, 2021, the Company issued a Promissory Note in the principal amount of $100,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on October 18, 2022. On August 29, 2022, the Company entered into an Amendment to Promissory Note, dated August 29, 2022 with the Holder. Pursuant to the terms of the note amendment, the maturity date of the Promissory Note was extended to October 23, 2023, and the interest rate of the Note was increased to 5% as of and following August 29, 2022. As consideration for extension of the maturity date, the Company agreed to issue to Mr. Schadel 15,000 shares of the Company’s common stock. These shares were payable as of the date of this Report.

Available Information

Any materials filed by the Company with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information that issuers (including the Company) file electronically with the SEC. The Internet address of the SEC’s website is http://www.sec.gov. At some point in the future, we intend to make our reports, amendments thereto, and other information available, free of charge, on a website for the Company. Our website can be found at www.metavesco.com.

Our corporate offices are located at 410 Peachtree Pkwy, Suite 4245, Cummings, GA 30041. Our telephone number is 678-241-5898.

ITEM 1A. RISK FACTORS

You should carefully consider the risks described below, together with the other information set forth in this report, which could materially affect our business, financial condition, and future results. The risks described below are not the only risks facing our Company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, and operating results.

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Risks Related to Our Business

Our holdings are controlled by one shareholder, who owns approximately 70% of our issued and outstanding stock.

Approximately 70% of our issued and outstanding common stock is controlled by Mr. Schadel, our sole officer and director. As a result, Mr. Schadel can direct the affairs of the Company as the majority shareholder and there is no assurance that any decisions made through a shareholder vote will be the same decisions that one or more minority shareholders would make.

The Company has a limited operating history.

The Company has a limited history of operations and is in the early stage of development. As such, the Company will be subject to many risks common to such enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of its early stage of operations. There can be no assurance that the Company will be able to develop any of its projects profitably or that any of its activities will generate positive cash flow.

The Company’s compliance and risk management programs may not be effective.

The Company’s ability to comply with applicable laws and rules will be largely dependent on the establishment and maintenance of compliance, review and reporting systems, as well as the ability to attract and retain qualified compliance and other risk management personnel. The Company cannot provide any assurance that its compliance policies and procedures will always be effective or that the Company will be successful in monitoring or evaluating its risks. In the case of alleged non-compliance with applicable laws or regulations, the Company and its officers could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, restitution or other remedies, which could be significant. Any of these outcomes, individually or together, may among other things, materially and adversely affect the Company’s reputation, financial condition, investment and trading strategies, and asset value and the value of any investment in the Company’s common stock.

The Company may require additional funds to finance its operations.

Additional funds, raised through debt or equity offerings, may be needed to finance the Company’s future activities. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could cause the Company to reduce or terminate its operations.

If additional funds are raised through further issuances of equity or securities convertible into equity, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of the Company’s common stock. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities.

Market adoption of digital assets has been limited to date and further adoption is uncertain.

Currently, there is relatively small use of digital assets in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in the Company’s common stock. Digital assets have only recently become accepted as a means of payment for goods and services by certain major retail and commercial outlets and use of digital assets by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of digital asset demand is generated by speculators and investors seeking to profit from the short- or long-term holding of tokens. A lack of expansion by digital assets into the retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the market price of these assets. Further, if fees increase for recording transactions on these blockchains, demand for digital assets may be reduced and prevent the expansion of the networks to retail merchants and commercial businesses, resulting in a reduction in the price of these assets.

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The value of digital assets may be subject to momentum pricing risk.

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Market prices of digital assets are determined primarily using data from various exchanges, over-the-counter markets, and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of digital assets, inflating and making their market prices more volatile. As a result, they may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely affect the value of the Company’s digital asset holdings and the value of the Company’s common stock.

A decline in the adoption and use of digital assets could materially and adversely affect the performance of the Company.

Because digital assets are a relatively new asset class and a technological innovation, they are subject to a high degree of uncertainty. As a related but separate issue from that of the regulatory environment, the adoption, growth and longevity of any digital asset will require growth in its usage and in the blockchain for various applications. A lack of expansion in use of digital assets and blockchain technologies would adversely affect the financial performance of the Company. In addition, there is no assurance that any digital assets will maintain their value over the long term. Even if growth in the use of any digital assets occurs in the near or medium term, there is no assurance that such use will continue to grow over the long term. A lack of expansion of digital assets into the retail and commercial markets, may result in increased volatility or a reduction in the market price of these assets. Further, if fees increase for recording transactions on these blockchains, demand for digital assets may be reduced and prevent the expansion of the networks to retail merchants and commercial businesses, resulting in a reduction in the price of these assets. A contraction in use of any digital asset may result in increased volatility or a reduction in prices, which could materially and adversely affect the Company’s investment and trading strategies, the value of its assets and the value of any investment in the Company’s common stock.

We may invest or spend our cash in ways with which you may not agree or in ways which may not yield a significant return.

Mr. Schadel, our sole officer and director and a significant stockholder, has considerable discretion in the use of our cash. Our cash may be used for purposes that do not increase our operating results or market value. Until the cash is used, it may be placed in investments that do not produce significant income or that may lose value. The failure of our management to invest or spend our cash effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

Our digital assets may be subject to concentration risk.

Concentration risk is the risk of amplified losses that may occur from having a large portion of our holdings in digital assets. Digital assets returns may be highly corelated and may also be illiquid. Investments within the same industry, geographic region or security type tend to be highly correlated, meaning that what happens to one investment is likely to happen to the others. Digital assets may also be difficult to sell off quickly. Should we need quick access to cash and are heavily invested in illiquid securities, we may not be able to tap this money in a timely or cost-efficient manner.

Risks Related to our Operations

Cyber-attacks, data breaches or malware may disrupt our operations and trigger significant liability for us, which could harm our operating results and financial condition, and damage our reputation or otherwise materially harm our business.

As a publicly traded company, we may experience cyber-attacks and other attempts to gain unauthorized access to our systems on a regular basis. There is a risk that some or all of our cryptocurrencies could be lost or stolen as a result of one or more of these incursions. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Despite our implementation of strict security measures, it is impossible to eliminate all such vulnerability. For instance, we may not be able to ensure the adequacy of the security measures employed by third parties, such as our service providers. Efforts to limit the ability of malicious actors to disrupt the operations of the internet or undermine our own security efforts may be costly to implement and may not be successful. Such breaches, whether attributable to a vulnerability in our systems or otherwise, could result in claims of liability against us, damage our reputation and materially harm our business.

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We have not to date experienced a material cyber-event; however, the occurrence of any such event in the future could subject us to liability or give rise to legal and/or regulatory action, which could damage our reputation or otherwise materially harm our business, operating results, and financial condition.

Incorrect or fraudulent digital assets transactions may be irreversible and we could lose access to our digital assets.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the digital assets from the transaction. Because of the decentralized nature of the blockchain, once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a digital or a theft thereof generally will not be reversible, and we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our rewards or fees could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Though recent high profile enforcement actions against individuals laundering stolen digital assets have demonstrated some means of bringing malicious actors to justice for their theft, stolen digital assets are likely to remain unrecoverable. Furthermore, we must possess both the unique public and private keys to our digital wallets to gain access to our digital assets and the loss of a private key required may be irreversible. Therefore, if we lose, or if a malicious actor successfully denies us access to our private keys, we may be permanently denied access to the digital assets held in the wallet corresponding to the lost, stolen or blocked keys. Though we have taken and continue to take reasonable steps to secure our private keys, if we were to lose access to our private keys or otherwise experience data loss relating to our digital wallets, we could effectively lose access to and the ability to use our digital assets. Moreover, we may be unable to secure insurance policies for our digital assets at rates or on terms acceptable to us, if at all. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our business, results of operations and financial condition.

Our business could be harmed by prolonged power and internet outages, shortages, or capacity constraints.

Our operations require access to high-speed internet to be successful. If we lose internet access for a prolonged period, we may be required to reduce our operations or cease them altogether. If this occurs, our business and results of operations may be materially and adversely affected.

Risks Related to Governmental Regulation and Enforcement

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of digital assets in a manner that adversely affects our business, prospects, or operations.

As digital assets have grown in both popularity and market size, governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while some jurisdictions, such as in the U.S., subject the mining, ownership and exchange of digital assets to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Ongoing and future regulatory actions could have a material adverse effect on our business, prospects or operations.

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Our interactions with a blockchain may expose us to SDN or blocked persons and new legislation or regulation could adversely impact our business or the market for cryptocurrencies.

The Office of Financial Assets Control (“OFAC”) of the U.S. Department of Treasury requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our Company’s policy prohibits any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling cryptocurrency assets. For example, on March 2, 2022, a group of United States Senators sent the Secretary of the United States Treasury Department a letter asking Secretary Yellen to investigate its ability to enforce such sanctions vis-à-vis Bitcoin, and on March 8, 2022, President Biden announced an executive order on cryptocurrencies which seeks to establish a unified federal regulatory regime for cryptocurrencies. We are unable to predict the nature or extent of new and proposed legislation and regulation affecting the cryptocurrency industry, or the potential impact of the use of cryptocurrencies by SDN or other blocked or sanctioned persons, which could have material adverse effects on our business and our industry more broadly. Further, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties as a result of any regulatory enforcement actions, all of which could harm our reputation and affect the value of our common stock.

Digital assets may be made illegal in certain jurisdictions which could adversely affect our business prospects and operations.

Although we do not anticipate any material adverse regulations on digital assets in our jurisdictions of operation, it is possible that state or federal regulators may seek to impose harsh restrictions or total bans on digital assets which may make it impossible for us to do business. Further, although digital assets in general are largely unregulated in most countries, regulators in certain jurisdictions may undertake new or intensify existing regulatory actions in the future that could severely restrict the right to mine, acquire, own, hold, sell, or use digital assets or to exchange it for traditional fiat currency such as the United States Dollar. Such restrictions may adversely affect us as the large-scale use of digital assets as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on us, which could have a material adverse effect on our business, prospects or operations and potentially the value of digital assets we acquire and thus harm investors.

The Company will have to adapt to respond to evolving security risks.

As technological change occurs, the security threats to the Company’s digital assets will likely adapt, and previously unknown threats may emerge. The ability of the Company and Coinbase to adopt technology in response to changing security needs or trends may pose a challenge to the safekeeping of their assets. To the extent that the Company or Coinbase is unable to identify and mitigate or stop new security threats, The Company’s assets may be subject to theft, loss, destruction or other attack.

The majority of the Company’s digital assets are held in Self Custody (Non-Custodial) wallets. These wallets are used to interact with decentralized exchanges and other DeFi focused protocols. Mr. Schadel, our sole officer and director and our majority stockholder, is currently the holder of the private keys that provide access to these wallets.

Additionally, the Company from time to time holds assets at Coinbase, a SOC 1/ SOC 2 certified digital asset custodian. If Coinbase were to be subject to a malicious attack or otherwise cease its operations, the Company will be at risk of losing the majority of its digital assets. There is no assurance that Coinbase will not be subject to any such attack and there is no guarantee that Coinbase will not cease its operations.

Banks may not provide banking services, or may cut off banking services, to businesses that provide digital asset-related services.

A number of companies that provide digital asset-related services have been unable to find banks that are willing to provide them with bank accounts and banking services. Similarly, a number of such companies have had their existing bank accounts closed by their banks. Banks may refuse to provide bank accounts and other banking services to digital asset-related companies, or companies that accept digital assets, for a number of reasons, such as perceived compliance risks or costs. The difficulty that many businesses that provide digital asset-related services have and may continue to have in finding banks willing to provide them with bank accounts and other banking services may decrease the usefulness of digital assets as a payment system and harm public perception of digital assets. Similarly, the usefulness of digital assets as a payment system and the public perception of digital assets could be damaged if banks were to close the accounts of many or of a few key businesses providing digital asset-related services. This could decrease the market prices of digital assets, and adversely affect the value of the Company’s digital asset holdings and the Company’s common stock.

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The Company’s business is exposed to the potential misuse of digital assets and malicious actors.

Since the existence of digital assets, there have been attempts to use them for speculation or malicious purposes. Although lawmakers increasingly regulate the use and applications of digital assets, and software is being developed to curtail speculative and malicious activities, there can be no assurances that those measures will sufficiently deter those and other illicit activities in the future. Advances in technology, such as quantum computing, could lead to a malicious actor or botnet (a voluntary or hacked collection of computers controlled by networked software coordinating the actions of the computers) being able to alter the blockchain on which digital asset transactions rely. In such circumstances, the malicious actor or botnet could control, exclude or modify the ordering of transactions, or generate new digital assets or transactions using such control. The malicious actor or botnet could double spend its own digital assets and prevent the confirmation of other users’ transactions for so long as it maintains control. Such changes could adversely affect an investment in the Company’s common stock.

The security procedures and operational infrastructure of the Company and Coinbase may be breached due to the actions of outside parties, error or malfeasance of an employee of the Company or Coinbase, or otherwise, and, as a result, an unauthorized party may obtain access to the Company’s digital asset accounts, private keys, data or tokens. Additionally, outside parties may attempt to fraudulently induce employees of the Company or Coinbase to disclose sensitive information in order to gain access to the infrastructure of the Company or Coinbase. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event, they often are not recognized until launched against a target, The Company may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of the Company’s digital assets account occurs, the market perception of the effectiveness of its security protocols could be harmed and the value of the Company’s common stock could be materially adversely affected.

The Company’s use of proprietary and non-proprietary software, data and intellectual property may be subject to substantial risk.

The Company’s token selection strategy may rely heavily on the use of proprietary and non-proprietary software, data and intellectual property of third parties in the digital asset sector. The reliance on this technology and data is subject to a number of important risks. For example, the operation of any element of the digital assets network, or any other electronic platform, may be severely and adversely affected by the malfunction of technology. For example, an unforeseen software or hardware malfunction could occur as a result of a virus or other outside force, or as result of a design flaw in the design and operation of the network or platform. In addition, the underlying technology of the tokens themselves, may be inactive for periods of time, known as “downtime” and could have serious adverse effects on our business.

Risks Related to Ownership of Our Common Stock

Nevada law contains provisions that could discourage, delay or prevent a change in control of our company, prevent attempts to replace or remove current management and reduce the market price of our stock.

Certain provisions of Nevada law described below may make us a less attractive candidate for acquisition, which may adversely impact the value of the shares of our capital stock held by our stockholders. We have not opted out of these provisions in our Bylaws, as permitted under the Nevada Revised Statutes.

Nevada Revised Statutes Sections 78.411 through 78.444 (the “Nevada Combinations Statute”) generally prohibit “combinations” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions by a Nevada corporation having a requisite number of stockholders of record (of which we are one) with any person who beneficially owns (or any affiliate or associate of the corporation who within the previous two years owned), directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the corporation (an “interested stockholder”), within two years after such person first became an interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first became an interested stockholder or (ii) the board of directors of the corporation has approved the combination in question and, at or after that time, such combination is approved at an annual or special meeting of the stockholders of the target corporation, and not by written consent, by the affirmative vote of holders of stock representing at least 60% of the outstanding voting power of the target corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

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Two years after the date the person first became an interested stockholder, the Nevada Combinations Statute prohibits any combination with that interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first became an interested stockholder or (ii) such combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder. The Nevada Combinations Statute does not apply to combinations with an interested stockholder after the expiration of four years from when the person first became an interested stockholder.

Because there has been limited precedent set for financial accounting of digital assets, the determination that we have made for how to account for digital assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board (“FASB”) or the SEC, it is unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined cryptocurrency rewards and more generally negatively impact our business, prospects, financial condition and results of operations. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expects to acquire for our own account and harm investors.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. Management assessed the effectiveness of our internal control over financial reporting as of June 30, 2022. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Based on our assessment, as of June 30, 2022, we concluded that our internal control over financial reporting contained material weaknesses. To remediate these material weaknesses, our management has been implementing and continues to implement measures designed to ensure that control deficiencies contributing to the material weakness are remediated, such that these controls are designed, implemented, and operating effectively.

We believe that these actions will remediate the material weakness. However, the remediation cannot be deemed successful until the applicable controls operate for a sufficient period of time and our management has concluded, through testing, that these controls are operating effectively. If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

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Substantial sales of our common stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Furthermore, if we raise additional funds through the issuance of common stock or securities convertible into our common stock, the percentage ownership of our shareholders will be reduced, and the price of our common stock may fall.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended June 30, 2022, and 2021 should be read in conjunction with our financial statements, and the notes to those financial statements that are included elsewhere in this Form 10.

The discussion in this section contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “would” or “will” or the negative of these terms or other comparable terminology, but their absence does not mean that a statement is not forward-looking. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which could cause our actual results to differ from those projected in any forward-looking statements we make. Several risks and uncertainties we face are discussed in more detail under “Risk Factors” in Item 1A of this Form 10, or in the discussion and analysis below. You should, however, understand that it is not possible to predict or identify all risks and uncertainties, and you should not consider the risks and uncertainties identified by us to be a complete set of all potential risks or uncertainties that could materially affect us. You should not place undue reliance on the forward-looking statements we make herein because some or all of them may turn out to be wrong. We undertake no obligation to update any of the forward-looking statements contained herein to reflect future events and developments, except as required by law. The following discussion should be read in conjunction with the financial statements, and the notes to those statements included elsewhere in this Form 10.

Overview & Management Plans

On September 2, 2021, the Company entered into a Stock Purchase Agreement (the “SPA”) by and between (i) the Company, (ii) Ryan Schadel, and (iii) Roran. Roran agreed to sell to Mr. Schadel 4,247,666 shares of common stock of the Company held by Roran for a total purchase price of $385,000. In conjunction with the SPA, Roran agreed to forgive all amounts due to Roran by the Company pursuant to the Note, totaling $207,644. Mr. Schadel acquired 4,247,666 shares of the Company’s common stock, representing 69.7% of the issued and outstanding shares of common stock. As such, the SPA resulted in a change of control of the Company.

In March 2022, the Company commenced operations as a web3 enterprise. The Company generates income as a liquidity provider, via decentralized exchanges such as Uniswap. Additionally, the Company farms tokens via Proof-of-Stake (“PoS”) protocols on decentralized exchanges, as well as centralized exchanges, including Coinbase. Yield farmers provide liquidity to various token pairs and earn rewards in cryptocurrencies. The Company also invests in non-fungible token (“NFT”) projects and virtual land that it believes are promising, primarily on Ethereum Virtual Machine (“EVM”) protocols.

Web3 includes many different technologies but is generally defined as the use of internet protocols incentivized with token-based rewards built on top of open source, decentralized and distributed systems. Examples of web3 technologies include blockchain networks, cryptocurrencies, NFT’s and smart contracts.

The Company primarily invests in NFT collections from Yuga Labs which includes the Mutant Ape Yacht Club and the metaverse platform, Otherside.

EVM is a computation engine that facilitates the deployment and operation of smart contracts.

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The Company has four areas of focus:

●	Liquidity Provider - In decentralized finance (“DeFi”), the ability to trade assets from one to another is facilitated by Liquidity Pools (“LPs”) which generally contain a 50/50 balance between both underlying tokens. The Company expects to invest substantially in LPs to generate ongoing revenue. The Company earns income based on a percentage of the value of each trade for providing liquidity. We expect that this revenue will fuel our other initiatives as we build the Company.

●	Staking - Like LPs, staking can provide potential passive revenue to the Company. Purchasing large blocks of lucrative PoS assets to grow the passive income portfolio is expected to be a major cornerstone to our success. This is a much greener approach to the traditional Proof of Work model, which is used by Bitcoin.

●	NFTs - The Company holds NFTs for capital appreciation and for potential income from IP licensing.

●	Bitcoin Mining Operations

On August 29, 2022, the Company announced its plan to begin bitcoin mining operations. Bitcoin mining has been part of the Company roadmap since entering the web3 space in March of 2022, although our plans have been accelerated with the recent decrease in the price of Bitcoin. Mining equipment has become much more affordable as overleveraged miners are forced to sell equipment at reduced prices. In September 2022, the Company began its bitcoin mining operations by purchasing cryptocurrency mining machines and arranging hosting space in Texas. We anticipate the Company will eventually a second site in Georgia.

Critical Accounting Policies

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements which we have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”). In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

While our significant accounting policies are described in more detail in Note 2 to our financial statements included in this Form 10, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Assumption as a Going Concern

Management prepares the Company’s financial statements on the basis that the Company will continue as a going concern, which contemplates continuity of operations, the realization of assets, and liquidation of liabilities in the normal course of business. However, given our current financial position and lack of liquidity, there is substantial doubt about our ability to continue as a going concern.

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Convertible Financial Instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, discounts are recorded for the intrinsic value of conversion options embedded in the instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the instrument.

Intangible Assets

Digital assets held by the Company are accounted for as intangible assets with indefinite useful lives, and are initially measured at cost. The Company assigns costs to transactions on a first-in, first-out basis (FIFO).

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured.

Tokens are subject to impairment losses if the fair value a tokens decreases below the carrying value at any time during the period. The fair value is measured using the quoted price in the principal market of the tokens. The Company currently obtains the quoted price of tokens from www.cryptocompare.com.

Liquidity pool tokens and non-fungible tokens are subject to impairment losses if the fair value a token decreases below the carrying value at the end of each quarterly accounting period. The fair value of liquidity pool tokens is based on the quoted price on the last day of the quarter at 4PM Eastern Time. The fair value of NFTs is based on the average trading price on the last day of each quarter.

Impairment for liquidity pool tokens and non-fungible tokens is assessed quarterly due to each token being a unique asset and due to the illiquid markets in which these tokens trade. The Company is continuously reviewing available markets and information and its methodology when determining the fair value of digital assets.

The Company currently reviews quoted prices of its liquidity pool tokens, non-fungible tokens and comparable tokens at https://uniswap.org/ and https://opensea.io. Impairment expense is reflected in total expense in the statements of operations. Subsequent reversal of impairment losses is not permitted.

The sales of digital assets held are included within investing activities in the accompanying statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the statements of operations.

Revenue recognition

There is currently no definitive guidance under GAAP or alternative accounting framework for the accounting for digital assets recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

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Revenue is recognized when the award is claimed and deposited in the Company wallet. The transaction consideration the Company receives is noncash in the form of digital assets. Revenue is measured at the fair value of the digital assets awards received using the quoted price.

Airdrop

Airdrop is the distribution of tokens without compensation generally undertaken with a view of increasing awareness of a new token, to encourage adoption of new token and to increase liquidity in the early stages of a token project.

Liquidity Pools

The Company earns fees by providing liquidity on Uniswap V2 and Uniswap V3. The Company earns fees proportionate to the liquidity they have supplied to the exchange. The fee for each trade is set at 0.05% for stable coins, 0.3% for most pairs and 1.0% for exotic pairs. The fees earned by the Company depends on the risk characteristics of each pair of tokens selected and the price range liquidity is provided. Uniswap V2 requires users to provide liquidity over the entire price curve, whereas Uniswap V3 provides users with the provide liquidity over a price range.

Staking Rewards

The Company earns rewards for agreeing to lock up tokens for a fixed period of time to participate in running the blockchain and maintaining security. Rewards are typically calculated in percentage yields.

Beneficial Conversion Feature

The issuance of the convertible debt issued by the Company generated a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. The Company recognized the BCF by allocating the intrinsic value of the conversion option, which is the number of shares of common stock available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of common stock per share on the commitment date, resulting in a discount on the convertible debt (recorded as a component of additional paid-in capital).

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB ASC for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the ASC (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

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Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Transactions involving related parties cannot be presumed to be carried out on an arms-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Deferred Tax Assets and Income Taxes Provision

The Company adopted the provisions of paragraph 740-10-25-13 of the ASC. Paragraph 740-10-25-13 which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest, and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Management assumes that the realization of the Company’s net deferred tax assets resulting from its net operating loss (“NOL”) carryforwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, a full valuation allowance offsets the potential tax benefits of the net loss carry-forwards. Management made this assumption based on (a) the Company has incurred recurring losses and presently has no revenue-producing business, (b) general economic conditions, and (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

Comparison of Years Ended June 30, 2022 and 2021

Revenue

In March 2022, the Company commenced operations as a web3 enterprise and purchasing digital assets. Revenue for the years ended June 30, 2022 and 2021 was derived from airdrops, liquidity pool fees and staking rewards of $100,056 and $0, respectively.

Our business plan includes earning income from liquidity fees and staking. Airdrop revenue represents APE coin awards received as a result of holding the Mutant Ape Yacht Club NFT. Airdrop revenue is generally a one-time award and the Company does not have expectations of further airdrop revenue. The Company seeks higher returns from liquidity pool fees by selecting pairs with higher risk and good volumes.

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Our high trade volume is due to adjusting parameters on our liquidity pools. Each trade generates a realized gain or loss.

Administrative Expenses

Administrative expenses totaled $164,669 and $70,970 for the years ended June 30, 2022 and 2021, respectively. These expenses are primarily costs related to keeping the Company current in its SEC filings and costs incurred for legal expenses related to conversion from a Virginia corporation to a Nevada corporation, amendments to the amended and restated articles of incorporation and the issuance of Series A Convertible Preferred Stock.

Interest Expense

Interest expense totaled $12,761 and $45,692 for the years ended June 30, 2022 and 2021, respectively. The decrease in interest expense is due to the settlement of the convertible note payable.

Impairment of Digital Assets Held

Impairment of digital assets held totaled $233,642 and $0 for the years ended June 30, 2022 and 2021, respectively. Digital assets are accounted for as intangible assets are subject to impairment losses if the fair value of digital assets decreases below the carrying value at any time during the period. Subsequent reversal of impairment losses is not permitted. We will not recognize any increases in the fair value of digital assets held until a gain is recognized on sale. Impairment losses are a non-cash expense.

Realized Gain (Loss) on Sales/ Exchange Digital Assets Held

We generally do not seek to earn income from actively trading digital assets held. We will dispose of assets in circumstances when there is a significant increase in the fair value of an asset or when holding an asset is no longer consistent with our business plan.

Net Loss

We reported a net loss of $1,115,850 and $116,662 during the years ended June 30, 2022 and 2021, respectively. Any increase in revenue was offset by an increase in administrative, impairment expenses and realized loss on sales/ exchange on digital assets held.

Our losses were primarily due to a broad deterioration of the crypto-currency market.

Liquidity and Capital Resources

We have incurred recurring operating losses and negative operating cash flows through June 30, 2022, and we expect to continue to incur losses and negative operating cash flows at least through the near future. We have obtained $340,000 of funding by issuing a demand promissory note and convertible promissory notes to Ryan Schadel, the Company’s Chief Executive Officer, sole director and majority stockholder, to meet our most critical cash requirements. On March 16, 2022, the Company entered into Stock Purchases Agreements whereby the Company issued 22 shares to Series A Convertible Preferred Stock and various warrants (the “Warrants”) for $1,100,000 in cash. At June 30, 2022, $36,143 of cash was in held at a financial institution and $8 was held at Coinbase. The Company expects over the next twelve months, cash held at a financial institution will be expended on professional fees, a transfer agent, an Edgar agent and other administrative costs. The cash held at Coinbase will be deployed to purchase digital assets to generate staking rewards and liquidity pool fees. We hope to start paying some of our suppliers and contractors in digital assets in the coming months. However, there can be no assurance we will be able to pay any of our suppliers and contractors in digital assets.

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As a result of the aforementioned factors, management has concluded that there is substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm, in its report on our fiscal 2022 financial statements, expressed substantial doubt about our ability to continue as a going concern. Our financial statements as of and for the year ended June 30, 2022, do not contain any adjustments for this uncertainty. In response to our Company’s cash needs, we raised funding as described in Note 4 and Note 6 to our financial statements. Any additional amounts raised will be used for our future investing and operating cash flow needs. However, there can be no assurance that we will be successful in raising additional amounts of financing.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

ITEM 3. PROPERTIES

We do not currently own any property. We rent office space month to month from Regus for $281 per month. We generally work remotely and we anticipate as we hire additional staff they will also work remotely. As of November 1, 2022, we believe that our properties are suitable and adequate to meet our anticipated needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of November 1, 2022, which is also referred to herein as the “Evaluation Date”, by: (i) each person or group who is known by us to beneficially own more than 5% of our common stock; (ii) each of our current directors; (iii) each of our named executive officers as set forth in Item 5 of this Form 10; and (iv) all directors and executive officers as a group. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 6,082,214 shares outstanding as of the Evaluation Date, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of the Evaluation Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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	Common Stock		Series A Convertible Preferred Stock
Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Class (2)	Number of Shares Beneficially Owned (4)	Percentage of Class (3)

Ryan Schadel, Chief Executive Officer, Chief Financial Officer, Sole Director	4,264,266 (4)	70.11%	-	0.00%

All executive officers and directors as a group (1 person)	4,264,266	70.11%	-	0.00%

Timothy Hackbart	-	0.00%	2	9.10%

Tom Zarro	-	0.00%	10	45.45%

Daniel Giancola	-	0.00%	10	45.45%

(1)	Unless otherwise noted, the address of the reporting person is c/o Metavesco, Inc., 410 Peachtree Pkwy, Suite 4245, Cumming, GA 30041.

(2)	Based on 6,082,214 shares of common stock outstanding as of November 1, 2022 and shares of common stock that the reporting person has the right to acquire within 60 days from the date thereof.

(3)	Based on 22 shares of Series A Convertible Preferred Stock outstanding as of November 1, 2022.

(4)	Each share of our Series A Convertible Preferred Stock converts into 100,000 shares of our common stock. Shares of Series A Convertible Preferred Stock are non-voting. Holders of Series A Convertible Preferred Stock holdings’ in shares of common stock of the Company may not exceed 9.99%. This limitation may be waived by the Holder with 61 days’ prior notice.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Information Regarding Our Board of Directors

Pursuant to our bylaws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors (the “Board”). The Company currently has one individual serving on the Board. The Company will seek to fill vacancies on the Board as it executes on its business plan and is able to fund the cost of errors and omissions insurance coverage for the Board.

Information with respect to our current directors is shown below.

Name	Age	Director Since	Position(s) Held
Ryan Schadel	45	2021	Chief Executive Officer, Chief Financial Officer

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Ryan Schadel. Mr. Schadel has served as our Chief Executive Officer, Chief Financial Officer and a member of our board of directors since acquiring voting control on September 2, 2021. Prior to this, Mr. Schadel served as a CEO of Labor Smart, Inc., a blue collar staffing company, from May 2011 to February 2021.

Family Relationships

None

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Corporate Governance

Board Committees and Charters

Audit Committee

We do not currently have a separately constituted audit committee. We will consider forming an Audit Committee in fiscal 2023 and if appropriate will commence a search for new qualified board members, one of whom will meet the definition of an “audit committee financial expert”. The board of directors will also consider adopting a written audit committee charter.

Compensation Committee

We do not currently have a separately constituted compensation committee. Our board of directors has not yet determined whether to create a compensation committee.

Nominating Committee

We do not currently have a separately constituted nominating committee. Our board of directors has not yet determined whether to create a nominating committee.

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Code of Business Conduct

We have not yet adopted a Code of Business Conduct, which would apply to our chief executive officer and chief financial officer, or to all directors and employees. Our board of directors plans to adopt a Code of Business Conduct as soon as practicable.

Board Diversity

While we do not have a formal policy on diversity, our board of directors considers diversity to include the skill set, background, reputation, type and length of business experience of our board of directors members, as well as, a particular nominee’s contributions to that mix. Our board of directors believes that diversity brings a variety of ideas, judgments, and considerations that can benefit our shareholders and us.

Stockholder Communications

We do not have a formal policy regarding communications with our board of directors, or for the consideration of director candidates recommended by shareholders. To date, no shareholders have made any such recommendations.

ITEM 6. EXECUTIVE COMPENSATION

There was no executive compensation for the fiscal years ended June 30, 2022 and 2021, respectively.

Outstanding Equity Awards At Fiscal Year-End

As of June 30, 2022 and 2021, respectively, there were no outstanding equity awards. At this time, we have no plans to adopt any equity award program, though that could change in the future.

Director Compensation

For the years ended June 30, 2022, and 2021, there was no director compensation. At this time, we have no plans to compensate our directors, though that could change in the future.

Executive Employment Agreements and Change-in-Control Arrangements

We have not entered into employment agreements or change-in-control arrangements with Mr. Schadel, our sole executive officer. Mr. Schadel is an at-will employee, and his employment relationship with us may be terminated at any time.

Mr. Schadel has agreed to work with no remuneration until such time as the Company receives sufficient revenues necessary to provide management salaries. At this time, we cannot accurately estimate when sufficient revenues will occur to implement this compensation, or what the amount of the compensation will be.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company.

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ITEM 7. CERTAIN BENEFICAL RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Roran Obligations

On September 19, 2017, the Company entered into a Convertible Loan Agreement with Roran (the “Loan Agreement”). Pursuant to the Loan Agreement, Roran agreed to loan the Company an amount not to exceed a total of $150,000 in principal over 18 months. On June 17, 2019, the Company amended the Loan Agreement increasing the loan amount to $200,000 and extending the maturity date to September 19, 2019. Each advance under the Loan Agreement will be documented under a Convertible Promissory Note issued by the Company in favor of Roran (the “Note”). The Note bears interest at the rate of 12% per annum. Roran has the right to convert all or any portion of the Note into shares of the Company’s common stock at a conversion price equal to 60% of the share price. The Company recorded a BCF due to the conversion option of $116,800, which has been fully amortized as of September 30, 2019. The debt discount has been amortized as interest expense through September 30, 2019. On December 13, 2019, the Company amended its Loan Agreement Note with Roran as follows: (i) the total amount to be loaned was increased to $250,000, and (ii) the maturity date was extended to June 19, 2020. Although the maturity date has passed, Roran has agreed to extend the loan and advance additional funds until further negotiations have been concluded. On June 8, 2020, Roran converted $124,500 principal amount of its promissory note with the Company and $25,500 of accrued and unpaid interest thereon, totaling $150,000, into 4,166,666 shares of the Company’s common stock at the stated conversion price per share of $0.036. The remaining balance due on the promissory note, as of the conversion date, was $104,838 in principal and $19,988 in interest. As a result of the advances made pursuant to the Loan Agreement, the Company has incurred total obligations of $149,838 as of June 30, 2021 (net of debt discounts and exclusive of accrued interest).

During the year ended June 30, 2022, Roran made non-interest bearing, unsecured, short-term cash advances to the Company totaling $18,367 for the purpose of paying all accounts payable before the closing date of the SPA.

On September 2, 2021, in conjunction with the SPA, Roran agreed to forgive all obligations due to Roran by the Company totaling $207,644 which is comprised of convertible note payable – related party, accrued interest payable – related party, and advances from related party.

Debts forgiven by Roran on September 2, 2021
Convertible note payable – related party	$149,838
Interest on convertible note payable – related party	39,439
Advance from related party	18,367
Forgiveness of convertible note payable, accrued interest and advances – related party	$207,644

As a result of Roran agreeing to forgive all obligations, as of June 30, 2022, no obligations are due to Roran.

Convertible Promissory Notes – Related Party

On March 4, 2022, the Company issued a Convertible Promissory Note in the principal amount of $40,874 (the “First Convertible Promissory Note”), for value received being comprised of 1 (one) bitcoin, to Ryan Schadel, the Company’s Chief Executive Officer, sole director and majority stockholder. The First Convertible Promissory Note bears interest at the rate of 3.5% per annum. Any unpaid principal amount and any accrued interest is due on March 4, 2027. The First Convertible Promissory Note is unsecured and there is no prepayment penalty. At the option of Mr. Schadel, the First Convertible Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.25 per share on the date the First Convertible Promissory Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $40,874 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $2,641 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $38,233 to be amortized through March 2027.

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On March 10, 2022, the Company issued a Convertible Promissory Note in the principal amount of $59,986 (the “Second Convertible Promissory Note”), for value received being comprised of 22.86012412 Ether, to Mr. Schadel. The Second Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on March 10, 2027. The Second Convertible Promissory Note is unsecured and there is no prepayment penalty. At the option of Mr. Schadel, the Second Convertible Promissory Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.42 per share on the date the Second Convertible Promissory Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $59,986 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $3,679 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $56,307 to be amortized through March 2027.

On May 6, 2022, the Company issued a Convertible Promissory Note in the principal amount of $100,000 (the “Third Convertible Promissory Note”), for cash, to Mr. Schadel. The Third Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 6, 2027. The Third Convertible Promissory Note is unsecured and there is no prepayment penalty. At the option of Mr. Schadel, the Third Convertible Promissory Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.45 per share on the date the Third Convertible Promissory Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $100,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $3,012 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $96,988 to be amortized through May 2027.

On May 9, 2022, the Company issued a Convertible Promissory Note in the principal amount of $100,000 (the “Fourth Convertible Promissory Note”), for cash, to Mr. Schadel. The Fourth Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 9, 2027. The Fourth Convertible Promissory Note is unsecured and there is no prepayment penalty. At the option of Mr. Schadel, the Fourth Convertible Promissory Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.415 per share on the date the Fourth Convertible Promissory Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $100,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $2,848 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $97,152 to be amortized through May 2027.

On June 29, 2022, the Company issued a Convertible Promissory Note in the principal amount of $40,000 (the “Fifth Convertible Promissory Note”), for cash, to Mr. Schadel. The Fifth Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on June 29, 2027. The Fifth Convertible Promissory Note is unsecured and there is no prepayment penalty. At the option of Mr. Schadel, the Fifth Convertible Promissory Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.00 per share on the date the Fifth Convertible Promissory Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $40,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $22 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $39,978 to be amortized through May 2027.

Demand Promissory Note – Related Party

On August 12, 2022, the Company issued a Promissory Note in the principal amount of $50,000 (the “Promissory Note”) for cash to Laborsmart Inc. (the “Holder”). The Holder is owned by the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 5.00% per annum. Any unpaid principal amount and any accrued interest is due on August 12, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty. In event the Note is not paid when due, any outstanding principal and interest will accrue interest of 12% per annum.

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Demand Promissory Note and Common Stock Purchase Warrant

On August 12, 2022, the Company issued a Promissory Note in the principal amount of $50,000 (the “Promissory Note”) for cash to Tom Zarro (the “Holder”). The Promissory Note bears interest at the rate of 5.00% per annum. Any unpaid principal amount and any accrued interest is due on August 12, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty. In event the Note is not paid when due, any outstanding principal and interest will accrue interest of 12% per annum. In conjunction with the issue of the Promissory Note, the Company issued Mr. Zarro a common stock purchase warrant (the “Common Stock Purchase Warrant”). Pursuant to the terms of the Common Stock Purchase Warrant, Mr. Zarro may, at any time on or after August 12, 2022 and until August 12, 2025, exercise the Common Stock Purchase Warrant to purchase 20,000 shares of the Company’s common stock for an exercise price per share of $0.75, subject to adjustment as provided in the Common Stock Purchase Warrant.

Amendment to Demand Promissory Note – Related Party

On October 18, 2021, the Company issued a Promissory Note in the principal amount of $100,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on October 18, 2022. On August 29, 2022, the Company entered into an Amendment to Promissory Note, dated August 29, 2022 with the Holder. Pursuant to the terms of the note amendment, the maturity date of the Promissory Note was extended to October 23, 2023, and the interest rate of the Note was increased to 5% as of and following August 29, 2022. As consideration for extension of the maturity date, the Company agreed to issue to Mr. Schadel 15,000 shares of the Company’s common stock. These shares were payable as of the date hereof.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors”.

ITEM 8. LEGAL PROCEEDINGS

From time to time, we may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect our financial condition, results of operations and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome (including any for the actions described above), whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure you that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current or future transactions or events.

We are not currently a party to any material legal proceedings. We are not aware of any pending or threatened litigation against us that in our view would have a material adverse effect on our business, financial condition, liquidity, or operating results. However, legal claims are inherently uncertain, and we cannot assure you that we will not be adversely affected in the future by legal proceedings.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Information About Our Common Stock

Our shares are quoted on the OTC Pink under the symbol “MVCO”. The OTC Pink is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. The trading of securities on the OTC Pink is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock.

The following table sets forth, for the periods indicated, the high and low bid quotations for our common stock. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
Fiscal Year 2022
April 1 to June 30, 2022	$1.59	$0.70
January 1, 2022 to March 31, 2022	1.70	0.98
October 1 to December 31, 2021	1.70	0.37
July 1 to September 30, 2021	0.90	0.17

Fiscal Year 2021
April 1 to June 30, 2021	$0.41	$0.06
January 1, 2021 to March 31, 2021	0.45	0.03
October 1 to December 31, 2020	0.38	0.05
July 1 to September 30, 2020	0.25	0.02

On October 26, 2022, the closing price of our common stock was $[•].

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. Our shares constitute penny stock under the Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

●	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Exchange Act;

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●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Reports

We will furnish annual financial statements to our shareholders, audited by our independent registered public accounting firm, and will furnish un-audited quarterly financial statements in our quarterly reports filed electronically with the SEC. All financial statements and information filed by us can be found at the SEC website, www.sec.gov.

Transfer Agent

The Company has retained Computershare Investor Services Inc., 1500 Robert-Bourassa Blvd., 7th Floor, Montreal, Quebec, H3A 3S8, as its transfer agent.

Number of Equity Security Holders

As of November 1, 2022, we had 23 holders of record of our common stock. This does not include beneficial owners holding common stock in street name. As such, the number of beneficial holders of our shares could be substantially larger than the number of shareholders of record.

Dividend Policy

We have no current plans to pay dividends. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board and will depend upon our results of operations, financial condition, and other factors that the Board, in its discretion, may deem relevant. There are no restrictions, other than applicable law, on the ability of the Board to declare and pay dividends.

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Recent Sales of Unregistered Securities

None.

Repurchase of Equity Securities

None.

Information About Our Equity Compensation Plans

The table below shows information with respect to our equity compensation plans as of June 30, 2022, of which there were none.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	N/A	$	N/A	N/A
Equity compensation plans not approved by security holders	N/A	$	N/A	N/A

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On June 8, 2020, the Company issued to Roran 4,166,666 shares of common stock in connection with a partial conversion of its promissory note with the Company. Roran converted $124,500 principal amount and $25,500 of accrued and unpaid interest thereon, totaling $150,000, into 4,166,666 shares of the Company’s common stock at the stated conversion price per share of $0.036. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Description of Common Stock

We are authorized to issue 100,000,000 shares of our Common Stock, $0.0001 par value (the “Common Stock”). Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Our board of directors is authorized to issue additional shares of our Common Stock within the limits authorized by our Articles of Incorporation and without stockholder action. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

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Description of Preferred Stock

We are authorized to issue 20,000,000 shares of our Preferred Stock, $0.0001 par value (the “Preferred Stock”). On March 11, 2022, the Company filed with the State of Nevada a certificate of designations for the Company’s Series A Convertible Preferred Stock (“Series A Stock”). The Series A Certificate of Designations provides (i) the number of authorized shares will be 100, (ii) each share will have a stated value of $50,000, (iii) each share is convertible into 100,000 shares of Common Stock, subject to a 9.99% equity blocker, (iv) shares are non-voting, and (v) shares are not entitled to receive dividends or distributions.

Description of Warrants

On March 16, 2022, the Company entered into Stock Purchases Agreements whereby the Company issued 22 shares of Series A Stock and various Warrants for $1,100,000 in cash. The Warrants comprise of 2,200,000 shares of Common Stock issuable at $1.30 per share, 2,200,000 shares of Common Stock issuable at $1.50 per share, and 2,200,000 shares of Common Stock issuable at $1.75 per share, Upon issuance on March 16, 2022, the Warrants remain exercisable for a period of five years. The weighted average remaining legal life of the Warrants at June 30, 2022 is 4.71 years.

Transfer Agent

The Company has retained Computershare Investor Services Inc., 1500 Robert-Bourassa Blvd., 7th Floor, Montreal, Quebec, H3A 3S8, as its transfer agent.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by our officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our audited financial statements for the years ended June 30, 2022 and 2021 appear at the end of this registration statement on pages F-1 though F-16.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

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ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)	Audited financial statements for the years ended June 30, 2022 and 2021 appear at the ended of this registration statement on page F-1 through F-16.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on December 21, 2021).

3.2	Certificate of Designations for the Series A Preferred Stock, filed with the Nevada Secretary of State on March 11, 2022 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2022).

3.3	Certificate of Amendment to the registrant’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2022).

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Commission on December 21, 2021).

10.1	The Registrant’s License From the Small Business Administration (incorporated by reference to Exhibit 8 to Financial Statements and Exhibits on Form N-5/A as filed with the Securities and Exchange Commission on January 9, 1998).

10.2	Convertible Loan Agreement dated September 19, 2017 between the Registrant and Roran Capital LLC (incorporated by reference to Exhibit 10.2 to Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on April 26, 2018)

10.3	Convertible Promissory Note dated September 19, 2017 issued by the Registrant in favor of Roran Capital LLC in an amount up to $150,000 (incorporated by reference to Exhibit 10.3 to Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on April 26, 2018)

10.4	Form of First Amendment to Loan Agreement**

10.5	Form of First Amendment to Note**

10.6	Securities Purchase Agreement, dated as of September 2, 2021, by and between the Company, Ryan Schadel, and Roran Capital LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on September 9, 2021).

10.7	Debt Forgiveness Agreement and Cancellation of Note dated September 2, 2021 by and between the Company and Roran Capital LLC (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on September 9, 2021)

10.8	Promissory Note, dated October 18, 2021, issued by the registrant to Ryan Schadel (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on October 21, 2021).

10.9	Convertible Promissory Note, dated March 4, 2022, issued by the registrant in favor of Ryan Schadel (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on March 7, 2022).

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10.10	Convertible Promissory Note, dated March 10, 2022, issued by the registrant in favor of Ryan Schadel (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on March 11, 2022).

10.11	Securities Purchase Agreement by and among Waterside Capital Corporation and Buyer #1 dated as of March 16, 2022 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022).

10.12	Common Stock Purchase Warrant #1 issued to Buyer #1 on March 16, 2022 for 1,000,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.30 per share (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022).

10.13	Common Stock Purchase Warrant #2 issued to Buyer #1 on March 16, 2022 for 1,000,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.50 per share (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.14	Common Stock Purchase Warrant #3 issued to Buyer #1 on March 16, 2022 for 1,000,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.75 per share (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.15	Securities Purchase Agreement by and among Waterside Capital Corporation and Buyer #2 dated as of March 16, 2022 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.16	Common Stock Purchase Warrant #1 issued to Buyer #2 on March 16, 2022 for 1,000,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.30 per share (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.17	Common Stock Purchase Warrant #2 issued to Buyer #2 on March 16, 2022 for 1,000,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.50 per share (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.18	Common Stock Purchase Warrant #3 issued to Buyer #2 on March 16, 2022 for 1,000,000 shares of Common Stock of Waterside Capital Corporation (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

Securities Purchase Agreement by and among Waterside Capital Corporation and Buyer #3 dated as of March 16, 2022 (incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.19	Common Stock Purchase Warrant #1 issued to Buyer #3 on March 16, 2022 for 200,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.30 per share (incorporated by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.20	Common Stock Purchase Warrant #2 issued to Buyer #3 on March 16, 2022 for 200,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.50 per share (incorporated by reference to Exhibit 10.11 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

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10.21	Common Stock Purchase Warrant #3 issued to Buyer #3 on March 16, 2022 for 200,000 shares of Common Stock of Waterside Capital Corporation, at an exercise price of $1.75 per share (incorporated by reference to Exhibit 10.12 to the registrant’s Current Report on Form 8-K filed with the Commission on March 22, 2022)

10.22	Convertible Promissory Note, dated May 6, 2022, issued by the registrant in favor of Ryan Schadel (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2022).

10.23	Convertible Promissory Note, dated May 9, 2022, issued by the registrant in favor of Ryan Schadel (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2022).

10.24	Note Purchase Agreement, dated May 10, 2022, by and between the registrant and Timothy Hackbart (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2022).

10.25	Convertible Promissory Note, dated May 10, 2022, issued by the registrant in favor of Timothy Hackbart (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2022).

10.26	Demand Promissory Note, dated June 29, 2022, issued by the registrant in favor of Ryan Schadel (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2022).

10.27	Note Purchase Agreement, dated as of August 12, 2022, by and between Metavesco, Inc. and Laborsmart, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2022).

10.28	Demand Promissory Note issued on August 12, 2022 by Metavesco, Inc. in favor of Laborsmart, Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2022).

10.29	Securities Purchase Agreement, dated as of August 12, 2022, by and between Metavesco, Inc. and Tom Zarro (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2022).

10.30	Demand Promissory Note issued on August 12, 2022 by Metavesco, Inc. in favor of Tom Zarro (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2022).

10.31	Common Stock Purchase Warrant issued on August 12, 2022 by Metavesco, Inc. to Tom Zarro (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2022).

10.32	Amendment to Demand Promissory Note, dated as of August 29, 2022, issued by the registrant to Ryan Schadel (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the Commission on September 2, 2022)

99.1	Final order Approving and Confirming The Receiver’s Final Report, Terminating The Receivership And Discharging The Receiver, as filed in the United States District Court for The Eastern District of Virginia Norfolk Division on 06-28-2017 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 10-K as filed with the Securities and Exchange Commissions on April 12, 2018)

**	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2019.

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SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 1, 2022	By:	/s/ Ryan Schadel
RYAN SCHADEL,
Chief Executive Officer and Chief Financial Officer

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METAVESCO, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2022 AND 2021

(AUDITED)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Metavesco, Inc. (formerly Waterside Capital Corporation)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Metavesco, Inc. (the Company) as of June 30, 2022 and, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit, has generated net losses since its inception and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of the Accounting for and Disclosure of Digital Currency Held

As disclosed in Note 2 to the consolidated financial statements, the Company’s digital currency held as of June 30, 2022 are accounted for as indefinite-lived intangible assets, and have been included in current assets on the balance sheet. We identified the accounting for and disclosure of the digital currency held as a critical audit matter because, currently, no specific definitive guidance exists for the accounting for and disclosure of digital currencies held in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s management has exercised significant judgment in their determination of how existing GAAP should be applied to the accounting for its digital currency held, the associated financial statement presentation and accompanying footnote disclosures.

The primary procedures we performed to address this critical audit matter included the following:

●	Evaluated management’s rationale for the application of Accounting Standards Codification (“ASC”) 350 to account for its digital currency held and examined management’s processes for determining the amount of impairment expense recognized.
●	Evaluated management’s rationale for the inclusion of digital currency as a current asset on the balance sheet.
●	Evaluated management’s rationale for the inclusion of digital currency as a current asset on the balance sheet.
●	Examined supporting evidence for digital currency transactions including managements processes for calculating any gains or losses on sales of its digital currency.

/s/ Hudgens CPA, PLLC

www.hudgenscpas.com

We have served as the Company’s auditor since 2022.

Houston, Texas

October 7, 2022

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Waterside Capital Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Waterside Capital Corporation (the “Company”) as of June 30, 2021, and the related statements of loss, stockholders’ deficit, and cash flows for the year ended June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the year ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced liquidity issues and does not have working capital. The Company’s has no active business to generate cash flows to repay its current and future obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Further information and management’s plans in regard to this uncertainty are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the board of directors and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

F-3

Accounting for Complex Debt Transactions—Refer to Note 4 to the Financial Statements

Critical Audit Matter Description

The Company has an outstanding convertible promissory note with Roran Capital LLC and during the current year, the Company borrowed additional funds under the convertible promissory note. The embedded conversion feature allows the outstanding debt and interest obligations to be converted to common stock at a fixed discount rate to the trading value of the Company’s common stock. Such hybrid instruments require the embedded conversion feature to be analyzed if it meets the criteria for bifurcation to be separately accounted for as a derivative financial instrument. If the embedded conversion feature is not bifurcated, the intrinsic value of the conversion option is calculated to determine the debt discount associated with the conversion feature.

The evaluation of whether the embedded conversion feature should be bifurcated from the host debt contract and separately accounted for as a derivative financial instruments is highly complex. The related audit effort in evaluating management’s analysis of the correct application of the accounting literature in U.S. GAAP was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter was Addressed in the Audit

We obtained management’s analysis of applicable accounting guidance related to the determination if the embedded conversion feature should be bifurcated and accounted for separately. We reviewed the applicable accounting literature for debt and derivatives, noting the conclusions reached by management that the embedded conversion feature should not be separately treated as a derivative financial instrument were consistent with U.S. GAAP.

●	We obtained management’s calculation of the intrinsic value of the embedded conversion feature that was recorded as a debt discount based on the funds provided and recalculated the intrinsic value.
●	We traced the amounts borrowed into the Company’s bank statements.
●	We confirmed the overall outstanding debt balance with the creditor.
●	We agreed the amount recorded into additional paid-in capital to the debt discount recorded.
●	We tested that the amortization of the debt discount recorded to interest expense was correct.

/s/HASKELL & WHITE LLP

We have served as the Company’s auditor since 2017. In 2022, we became the predecessor auditor.

Irvine, California

September 1, 2021

F-4

METAVESCO, INC.

(formerly Waterside Capital Corporation)

BALANCE SHEETS

	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$35,151	$44
Prepaid expenses	13,847	-
Digital assets held, net of impairment	434,642	-
Total current assets	483,640	44

Total assets	$483,640	$44

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$26,549	$22,089
Promissory note - related party	100,000	-
Accrued interest payable - related party	-	36,441
Convertible note payable - related party	-	149,838
Convertible promissory note (net of debt discount of $19,441 and $0, respectively)	559
Convertible promissory notes - related party (net of debt discount of $328,658 and $0, respectively)	12,202	-
Total current liabilities	139,310	208,368

Stockholders’ Equity (Deficit):
Preferred stock; $0.0001 par value; 20,000,000 shares authorized	-	-
Series A Convertible Preferred Stock: 22 and 0 shares issued and outstanding at June 30, 2022 and 2021	-	-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 6,082,214 shares issued and outstanding at June 30, 2022 and 2021	608	608
Additional paid-in capital	19,389,924	17,721,420
Accumulated deficit	(19,046,202)	(17,930,352)
Total stockholders’ equity (deficit)	344,330	(208,324)
Total liabilities and stockholders’ equity (deficit)	$483,640	$44

See reports of Independent Registered Public Accounting Firms.

The accompanying notes are an integral part of these financial statements.

F-5

METAVESCO, INC.

(formerly Waterside Capital Corporation)

STATEMENTS OF OPERATIONS

	Year ended June 30,
	2022	2021
Revenue:
Airdrops	$17,439	$-
Liquidity pool fees	81,765	-
Staking rewards	852	-
	100,056	-
Expense
Administrative expenses	164,669	70,970
Interest expense	12,761	45,692
Impairment of digital assets held	233,642	-
Total Expense	411,072	116,662

Other income (expense)
Realized gain (loss) on sales/ exchange digital assets held	(804,834)	-
	(804,834)	-

Net loss	$(1,115,850)	$(116,662)

Net loss per share - basic and diluted	$(0.18)	$(0.02)

Weighted average number of common shares outstanding - basic and diluted	6,082,214	6,082,214

See reports of Independent Registered Public Accounting Firms.

The accompanying notes are an integral part of these financial statements.

F-6

METAVESCO, INC.

(formerly Waterside Capital Corporation)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended June 30, 2022 and 2021

	Series A Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional paid-in	Accumulated	Total stockholders’
	Shares	Par Value	Shares	Par Value	capital	deficit	equity
Balance at June 30, 2021	-	$-	6,082,214	$608	$17,721,420	$(17,930,352)	$(208,324)

Issue of Series A Convertible Preferred Stock	22	$-	-	-	1,100,000	-	1,100,000
Beneficial conversion feature	-	-	-	-	360,860	-	360,860
Forgiveness of convertible note payable, accrued interest and advances - related party	-	-	-	-	207,644	-	207,644
Net loss	-	-	-	-	-	(1,115,850)	(1,115,850)
Balance at June 30, 2022	22	$-	6,082,214	$608	$19,389,924	$(19,046,202)	$344,330

	Series A Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional paid-in	Accumulated	Total stockholders’
	Shares	Par Value	Shares	Par Value	capital	deficit	equity
Balance at June 30, 2020	-	$-	6,082,214	$608	$17,691,420	$(17,813,690)	$(121,662)

Beneficial conversion feature	-	-	-	-	30,000	-	30,000
Net loss	-	-	-	-	-	(116,662)	(116,662)
Balance at June 30, 2021	-	$-	6,082,214	$608	$17,721,420	$(17,930,352)	$(208,324)

See reports of Independent Registered Public Accounting Firms.

The accompanying notes are an integral part of these financial statements.

F-7

METAVESCO, INC.

(formerly Waterside Capital Corporation)

STATEMENTS OF CASH FLOW

	Year ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(1,115,850)	$(116,662)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	12,761	30,000
Impairment of digital assets held	233,642	-
Forgiveness of interest - related party	2,997	-
Realized (gain) loss on sales/ exchange digital assets held	804,834	-
Digital assets received as revenue	(100,056)	-
Digital assets paid as expense	17,751	-
Changes in operating assets and liabilities:
Increase in prepaid	(13,847)	-
(Decrease) increase in accounts payable and accrued liabilities	4,460	13,389
Increase in accrued interest payable - related party	-	15,692
Net cash used in operating activities	(153,308)	(57,581)

Cash Flows from Investing Activities:
Purchase of digital assets held	(1,289,952)	-
Net cash provided by financing activities	(1,289,952)	-

Cash Flows from Financing Activities:
Advances from related party	18,367	-
Proceeds from issuance of promissory note payable - related party	100,000	-
Proceeds from issuance of convertible notes payable - related party	240,000	45,000
Proceeds from issuance of convertible note payable	20,000
Issuance of Series A Convertible Preferred Stock	1,100,000	-
Net cash provided by financing activities	1,478,367	45,000

Net change in cash and cash equivalents	35,107	(12,581)
Cash and cash equivalents, beginning of period	44	12,625
Cash and cash equivalents, end of period	$35,151	$44

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during period for:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash Investing and Financing Activities
Purchase of digital assets held with convertible promissory notes - related party	$100,860	$-
Purchase of digital assets held with other digital assets	$10,244,898	$-
Proceeds from sale of digital assets for other digital assets	$10,244,898	$-
Intrinsic value of embedded beneficial conversion feature on convertible note payable - related party and convertible promissory notes - related party	$360,860	$30,000
Forgiveness of convertible note payable, accrued interest and advances - related party	$207,644	$-

See reports of Independent Registered Public Accounting Firms.

The accompanying notes are an integral part of these financial statements.

F-8

METAVESCO, INC.

(formerly Waterside Capital Corporation)

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2022

NOTE 1 – ORGANIZATION AND OPERATIONS

Metavesco, Inc. (formerly Waterside Capital Corporation) (the “Company”) was incorporated in the Commonwealth of Virginia on July 13, 1993 and was a closed-end investment company licensed by the Small Business Administration (the “SBA”) as a Small Business Investment Company (“SBIC”). The Company previously made equity investments in, and provided loans to, small businesses to finance their growth, expansion, and development. Under applicable SBA regulations, the Company was restricted to investing only in qualified small businesses as contemplated by the Small Business Investment Act of 1958. As a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Company’s investment objective was to provide its shareholders with a high level of income, with capital appreciation as a secondary objective. The Company made its first investment in a small business in October 1996.

On May 28, 2014, with the Company’s consent, the United States District Court for the Eastern District of Virginia, having jurisdiction over an action filed by the SBA (the “Court”), entered a Consent Order and Judgment Dismissing Counterclaim, Appointing Receiver, Granting Permanent Injunctive Relief and Granting Money Judgment (the “Order”). The Order appointed the SBA receiver of the Company for the purpose of marshaling and liquidating in an orderly manner all of the Company’s assets and entered judgment in favor of the United States of America, on behalf of the SBA, against the Company in the amount of $11,770,722. The Court assumed jurisdiction over the Company and the SBA was appointed receiver effective May 28, 2014.

The Company effectively stopped conducting an active business upon the appointment of the SBA as the receiver and the commencement of the court-ordered receivership (the “Receivership”). Over the course of the Receivership, the activity of the Company was limited to the liquidation of the Company’s assets by the receiver and the payment of the proceeds therefrom to the SBA and for the expenses of the Receivership. On June 28, 2017, the Receivership was terminated with the entry of a Final Order by the Court. The Final Order specifically stated that “Control of Waterside shall be unconditionally transferred and returned to its shareholders c/o Roran Capital, LLC (“Roran”) upon notification of entry of this Order”. Upon termination of the Receivership, Roran took possession of all books and records made available to it by the SBA.

The Company filed with the SEC an application pursuant to Section 8(f) of the Investment Company Act of 1940 for an order declaring that the Company has ceased to be a registered investment company. On April 22, 2020, the SEC issued an order under Section 8(f) of the Investment Company Act of 1940, as amended, declaring that the Company has ceased to be an investment company. As a result, the Company is now a reporting company under the Securities Exchange Act of 1934, as amended.

On September 2, 2021, the Company entered into a Stock Purchase Agreement (the “SPA”) by and between (i) the Company (ii) Ryan Schadel (“Buyer”) and (iii) Roran. Roran agreed to sell to the Buyer 4,247,666 shares of common stock of the Company held by Roran for a total purchase price of $385,000. In conjunction with the SPA, Roran agreed to forgive all amounts due to Roran by the Company totaling $207,644, which is comprised of convertible note payable – related party, accrued interest payable – related party, and advances from related party. The Buyer acquired 4,247,666 shares of the Company’s Common Stock, representing 69.7% of the issued and outstanding shares of Common Stock. As such, the SPA resulted in a change of control of the Company.

Effective November 29, 2021, the Company converted from a Virginia corporation to a Nevada corporation.

On December 15, 2021, the Company filed with the Nevada Secretary of State amended and restated articles of incorporation. The amended and restated articles had the effect of (i) increasing the Company’s authorized common stock to 100 million shares, (ii) increasing the Company’s authorized preferred stock to 20 million shares, and (iii) reducing the par value of each of the Company’s common stock and preferred stock to $0.0001 per share. Common stock and additional paid-in capital for all periods presented in these financial statements have been adjusted retroactively to reflect the reduction in par value.

On December 17, 2021, the majority shareholder and board of directors approved an amendment to the amended and restated articles of incorporation that would change the Company’s name from Waterside Capital Corporation to Metavesco, Inc. The name change was approved by Financial Industry Regulatory Authority (“FINRA”) and was effective June 3, 2022.

In March 2022, the Company commenced operations as a web3 enterprise. The Company generates income as a liquidity provider, via decentralized exchanges such as Uniswap. Additionally, the company farms tokens via Proof of Stake protocols on decentralized exchanges as well as centralized exchanges including Coinbase exchange. The Company also invests in promising NFT projects and virtual land, primarily on EVM protocols.

Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the year ended June 30, 2022, the Company incurred a net loss of $1,115,850 and used cash in operating activities of $153,308, and on June 30, 2022, had an accumulated deficit of $19,046,202. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period one year from the date that the financial statements are issued. The Company will be dependent upon the raising of additional capital through placement of debt and its common stock in order to implement its business plan. There can be no assurance that the Company will be successful in this situation. The Company expects over the next twelve months, cash held at a financial institution will be expended on professional fees, transfer agent, Edgar agent and other administrative costs. The cash held at Coinbase Inc. will be deployed to purchase crypto assets to generate staking rewards and liquidity pool fees. We hope to start paying some of our suppliers and contractors in crypto assets in the coming months. However, there can be no assurance we will be able to pay any of our suppliers and contractors in digital assets.

F-9

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year-End

The Company elected June 30th as its fiscal year-end date.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash and interest-bearing highly liquid investments held at financial institutions, cash on hand that is not restricted as to withdrawal or use with an initial maturity of three months or less, and cash held in accounts at crypto trading venues. At June 30, 2022, $35,143 of cash was at held a financial institution which is a member of the Federal Deposit Insurance Corporation (“FDIC”) and $8 was held at Coinbase, Inc. (“Coinbase”). The contract with Coinbase, Inc. requires USD balances in a client’s fiat wallet be held in an omnibus custodial account for the benefit of Coinbase’s customers. These accounts are either omnibus bank accounts insured by the FDIC (currently up to $250,000 per entity) or trust accounts holding short term U.S. treasuries.

Intangible Assets

Digital assets held by the Company are accounted for as intangible assets with indefinite useful lives, and are initially measured at cost. The Company assigns costs to transactions on a first-in, first-out basis (FIFO).

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital assets at the time its fair value is being measured.

Tokens are subject to impairment losses if the fair value a tokens decreases below the carrying value at any time during the period. The fair value is measured using the quoted price in the principal market of the tokens. The Company currently obtains the quoted price of tokens from www.cryptocompare.com.

Liquidity pool tokens and non-fungible tokens are subject to impairment losses if the fair value a token decreases below the carrying value at the end of each quarterly accounting period. The fair value of liquidity pool tokens is based on the quoted price on the last day of the quarter at 4PM Eastern Time. The fair value of NFTs is based on the average trading price on the last day of each quarter.

Impairment for liquidity pool tokens and non-fungible tokens is assessed quarterly due to each token being a unique asset and due to the illiquid markets in which these tokens trade. The Company is continuously reviewing available markets and information and its methodology when determining the fair value of digital assets.

The Company currently reviews quoted prices of its liquidity pool tokens, non-fungible tokens and comparable tokens at https://uniswap.org/ and https://opensea.io. Impairment expense is reflected in total expense in the statements of operations. Subsequent reversal of impairment losses is not permitted.

The sales of digital assets held are included within investing activities in the accompanying statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the statements of operations.

Revenue recognition

There is currently no definitive guidance under GAAP or alternative accounting framework for the accounting for digital assets recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

Revenue is recognized when the award is claimed and deposited in the Company wallet. The transaction consideration the Company receives is noncash in the form of digital assets. Revenue is measured at the fair value of the digital assets awards received using the quoted price

Airdrop

Airdrop is the distribution of tokens without compensation generally undertaken with a view of increasing awareness of a new token, to encourage adoption of new token and to increase liquidity in the early stages of a token project.

F-10

Liquidity Pools

The Company earns fees by providing liquidity on Uniswap V2 and Uniswap V3. The Company earns fees proportionate to the liquidity they have supplied to the exchange. The fee for each trade is set at 0.05% for stable coins, 0.3% for most pairs and 1.0% for exotic pairs. The fees earned by the Company depends on the risk characteristics of each pair of tokens selected and the price range liquidity is provided. Uniswap V2 requires users to provide liquidity over the entire price curve, whereas Uniswap V3 provides users with the provide liquidity over a price range.

Staking Rewards

The Company earns rewards for agreeing to lock up tokens for a fixed period of time to participate in running the blockchain and maintaining security. Rewards are typically calculated in percentage yields.

Convertible Financial Instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, discounts are recorded for the intrinsic value of conversion options embedded in the instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the instrument.

Beneficial conversion feature – The issuance of the convertible debt generated a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with a non-separated embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. The Company recognized the BCF by allocating the intrinsic value of the conversion option, which is the number of shares of common stock available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of common stock per share on the commitment date, resulting in a discount on the convertible debt (recorded as a component of additional paid-in capital). The BCF is amortized into interest expense over the life of the related debt.

Related Parties

The Company follows subtopic 850-10 of the ASC for the identification of related parties and disclosure of related party transactions.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and, (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows ASC 450-20 to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, management evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Deferred Tax Assets and Income Taxes Provision

The Company follows the provisions of ASC 740-10-25-13, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. ASC 740-10-25-13 also provides guidance on de-recognition, classification, interest, and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

F-11

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax years that remain subject to examination by major tax jurisdictions are generally the prior three (3) years for federal purposes, and the prior four (4) years for state purposes; however, as a result of the Company’s operating losses, all tax years remain subject to examination by tax authorities.

Net Income (Loss) Per Common Share

The Company computes net income or loss per share in accordance with ASC 260 Earnings Per Share. Under the provisions of the Earnings per Share Topic ASC, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is anti-dilutive.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of ASC for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of ASC (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Transactions involving related parties cannot be presumed to be carried out on an arms-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This update amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity and improves and amends the related EPS guidance for both Subtopics. This standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2023, which means it will be effective for our fiscal year beginning July 1, 2024. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently evaluating the impact of ASU 2020-06 on our financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 – DIGITAL ASSETS HELD, NET OF IMPAIRMENT

Digital assets held, net of impairment have consisted of:

	Tokens	Liquidity Pool Tokens and Non-Fungible Tokens	Total
Balance, July 1, 2021	$-	$-	$-

Purchase of digital assets	8,000,348	3,615,362	11,615,710
Proceeds from sale of digital assets	(7,598,130)	(2,626,769)	(10,224,899)
Realized (loss) gain on sales/ exchange digital assets	(361,765)	(443,069)	(804,834)
Acquired digital assets by Airdrop	17,439	-	17,439
Acquired digital assets by Liquidity Pools	81,765	-	81,765
Acquired digital assets by Staking Rewards	852		852
Digital assets used to pay fees	(17,749)	-	(17,749)
Impairment charges	(33,075)	(200,567)	(233,642)
Balance, June 30, 2022	$89,685	$344,957	$434,642

F-12

As at June 30, 2022, the Company’s holdings of digital assets held, net of impairment consists of:

	Units held	Carrying value, at cost less impairment
Tokens
APE	9,304.96	$34,276
ETH	23.25	23,666
CAKE	4,570.35	12,061
MKR	9.83	7,052
RLP	249.49	6,910
USDC	5,251.32	5,249
LINK	94.05	471
		$89,685

Liquidity Pool Tokens
Uniswap V3	4.2	$239,827
mooEmp	275.77	30,841
		$270,668

Non-Fungible Tokens
Mutant Ape Yacht Club	1	$19,573
Other Deed	8	38,604
Board Ape Kennel Club	1	6,106
Meebits	2	10,006
		$74,289

Total		$434,642

NOTE 4 – NOTES PAYABLE – RELATED PARTIES

Roran Obligations

On September 19, 2017, the Company entered into a Convertible Loan Agreement with Roran (the “Loan Agreement”). Pursuant to the Loan Agreement, Roran agreed to loan the Company an amount not to exceed a total of $150,000 in principal over 18 months. On June 17, 2019, the Company amended the Loan Agreement increasing the loan amount to $200,000 and extending the maturity date to September 19, 2019. Each advance under the Loan Agreement will be documented under a Convertible Promissory Note issued by the Company in favor of Roran (the “Note”). The Note bears interest at the rate of 12% per annum. Roran has the right to convert all or any portion of the Note into shares of the Company’s common stock at a conversion price equal to 60% of the share price. The Company recorded a BCF due to the conversion option of $116,800, which has been fully amortized as of September 30, 2019. The debt discount has been amortized as interest expense through September 30, 2019. On December 13, 2019, the Company amended its Loan Agreement Note with Roran as follows: (i) the total amount to be loaned was increased to $250,000, and (ii) the maturity date was extended to June 19, 2020. Although the maturity date has passed, Roran has agreed to extend the loan and advance additional funds until further negotiations have been concluded. On June 8, 2020, Roran converted $124,500 principal amount of its promissory note with the Company and $25,500 of accrued and unpaid interest thereon, totaling $150,000, into 4,166,666 shares of Company Common Stock at the stated conversion price per share of $0.036. The remaining balance due on the promissory note, as of the conversion date, was $104,838 in principal and $19,988 in interest. As a result of the advances made pursuant to the Loan Agreement, the Company has incurred total obligations of $149,838 as of June 30, 2021 (net of debt discounts and exclusive of accrued interest).

During the year ended June 30, 2022, Roran made non-interest bearing, unsecured, short-term cash advances to the Company totaling $18,367 for the purpose of paying all accounts payable before the closing date of the SPA.

On September 2, 2021, the Company entered into a Stock Purchase Agreement (the “SPA”) by and between (i) the Company (ii) Ryan Schadel (“Buyer”) and (iii) Roran Capital LLC (“Roran”). Roran agreed to sell to the Buyer 4,247,666 shares of common stock of the Company held by Roran for a total purchase price of $385,000. In conjunction with the SPA, Roran agreed to forgive all amounts due to Roran by the Company totaling $207,644, which is comprised of convertible note payable – related party, accrued interest payable – related party and advances from related party. In accordance with ASC 470-50-40-2, the resulting forgiveness of convertible note payable, accrued interest and advances – related party of $207,644 is recorded as an increase in additional paid-in capital within the statements of shareholders’ equity (deficit), as the debt forgiven is in essence a capital transaction.

Debts forgiven by Roran on September 2, 2021
Convertible note payable – related party	$149,838
Interest on convertible note payable – related party	39,439
Advance from related party	18,367
Forgiveness of convertible note payable, accrued interest and advances – related party	$207,644

F-13

Demand Promissory Note

On October 18, 2021, the Company issued a Promissory Note in the principal amount of $100,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on October 18, 2022. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty.

On June 29, 2022, the Company issued a Promissory Note in the principal amount of $40,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on June 29, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty.

Convertible Promissory Notes

On May 10, 2022, the Company issued a Convertible Promissory Note in the principal amount of $20,000 (the “Promissory Convertible Note”), for cash, to Timothy Hackbart (the “Holder”). The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 10, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.40 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $20,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $559 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $19,441 to be amortized through May 2027.

Convertible Promissory Notes – Related Party

On March 4, 2022, the Company issued a Convertible Promissory Note in the principal amount of $40,874 (the “Promissory Convertible Note”), for value received being comprised of 1 (one) bitcoin, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.5% per annum. Any unpaid principal amount and any accrued interest is due on March 4, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.25 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $40,874 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $2,641 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $38,233 to be amortized through March 2027.

On March 10, 2022, the Company issued a Convertible Promissory Note in the principal amount of $59,986 (the “Promissory Convertible Note”), for value received being comprised of 22.86012412 Ether, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on March 10, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.42 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $59,986 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $3,679 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $56,307 to be amortized through March 2027.

On May 6, 2022, the Company issued a Convertible Promissory Note in the principal amount of $100,000 (the “Promissory Convertible Note”), for cash, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 6, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.45 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $100,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $3,012 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $96,988 to be amortized through May 2027.

On May 9, 2022, the Company issued a Convertible Promissory Note in the principal amount of $100,000 (the “Promissory Convertible Note”), for cash, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on May 9, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.415 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $100,0000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $2,848 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $97,152 to be amortized through May 2027.

F-14

On June 29, 2022, the Company issued a Convertible Promissory Note in the principal amount of $40,000 (the “Promissory Convertible Note”), for cash, to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Convertible Promissory Note bears interest at the rate of 3.25% per annum. Any unpaid principal amount and any accrued interest is due on June 29, 2027. The Promissory Note is unsecured and there is no prepayment penalty. At the option of the Holder, the Promissory Convertible Note is convertible into shares of the Company’s common stock at a conversion price of $0.50 per share. The closing price of the Company’s common stock was $1.00 per share on the date the Promissory Convertible Note was issued. As a result of the conversion price being lower than the market price of the Company’s common stock on the date of issuance, the Company recognized a beneficial conversion feature of $40,000 upon issuance. The Company recorded the beneficial conversion feature as a discount (up to the face amount of the applicable note) to be amortized over the life of the related note. During the year ended June 30, 2022, $22 of discount amortization is included in interest expense. At June 30, 2022, there was an unamortized discount balance of $39,978 to be amortized through May 2027.

NOTE 5 - RELATED PARTY TRANSACTION - 2021

The following individuals and entities have been identified as related parties based on their family affiliation with our former CEO and former Chairman of the Board:

Yitzhak Zelmanovitch

Roran Capital LLC

The following amounts were owed to related parties affiliated with the former CEO and former Chairman of the Board, at the dates indicated:

June 30, 2021
Convertible Note Payable	$149,838

Interest on Convertible Note Payable	36,441
$186,279

NOTE 6 – SHAREHOLDERS’ EQUITY (DEFICIT)

On December 15, 2021, the Company filed with the Nevada Secretary of State amended and restated articles of incorporation. The amended and restated articles had the effect of (i) increasing the Company’s authorized common stock to 100 million shares, (ii) increasing the Company’s authorized preferred stock to 20 million shares, and (iii) reducing the par value of each of the Company’s common stock and preferred stock to $0.0001 per share. Common stock and additional paid-in capital for all periods presented in these financial statements have been adjusted retroactively to reflect the reduction in par value.

On March 11, 2022, the Company filed with the State of Nevada a certificate of designations for the Company’s Series A Convertible Preferred Stock (“Series A Stock”). The Series A Certificate of Designations provides (i) the number of authorized shares will be 100 (ii) each share will have a stated value of $50,000 (iii) each share is convertible into 100,000 shares of Company common stock, subject to a 9.99% equity blocker (iv) shares are non-voting and (v) shares are not entitled to receive dividends or distributions.

On March 16, 2022, the Company entered into Stock Purchases Agreements whereby the Company issued 22 shares to Series A Stock and various Warrants for $1,100,000 in cash. The Warrants comprise of 2,200,000 Company common stock issuable at $1.30 per share, 2,200,000 Company common stock issuable at $1.50 per share and 2,200,000 Company common stock issuable at $1.75 per share, Upon issuance on March 16, 2022, the Warrant remain exercisable for a period of five years. The weighted average remaining legal life of the warrants at June 30, 2022 is 4.71 years.

NOTE 7 – INCOME TAXES

The Company had no income tax expense due to operating losses incurred for the years ended June 30, 2022 and 2021.

United States

Modifications for net operating losses (NOL): Under Code Section 172(a) the amount of the NOL deduction is equal to the lesser of (a) the aggregate of the NOL carryovers to such year and NOL carrybacks to such year, or (b) 80% of taxable income computed without regard to the deduction allowable in this section. Thus, NOLs are currently subject to a taxable-income limitation and cannot fully offset income. The Act temporarily removes the taxable income limitation to allow an NOL to fully offset income.

Modifications of limitation on business interest: The 2017 Tax Cuts and Jobs Act of 2017 (TCJA) generally limited the amount of business interest allowed as a deduction to 30% of adjusted taxable income. The Act temporarily and retroactively increases the limitation on the deductibility of interest expense under Code Section 163(j)(1) from 30% to 50% for tax years beginning in 2019 and 2020. (Code Section 163(j)(10)(A)(i) as amended by Act Section 2306(a)).

The Company has not recorded the necessary provisional adjustments in the financial statements in accordance with its current understanding of the CARES Act and guidance currently available as of this filing. But is reviewing the CARES Act potential ramifications.

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities on June 30, 2022 and 2021 are comprised of the following:

	Year Ended June 30, 2022	Year Ended June 30, 2021
Deferred tax assets:
Net-operating loss carryforward	$259,803	$77,219
Total deferred tax assets	259,803	77,219
Valuation allowance	(259,803)	(77,219)
Deferred tax assets, net of allowance	$-	$-

F-15

	Year Ended June 30, 2022	Year Ended June 30, 2021
Federal
Current	$-	$-
Deferred	259,803	77,219
State	-	-
Current	-	-
Deferred	-	-
Change in valuation allowance	(259,803)	(77,219)
Income tax provision	$-	$-

We have a net operating loss (“NOL”) carry forward for U.S. income tax purposes aggregating approximately $1,237,200 as of June 30, 2022, subject to the Internal Revenue Code Section 382/383, which places a limitation on the amount of taxable income that can be offset by net operating losses after a change in ownership.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets on June 30, 2022. The valuation allowance increased by approximately $182,600 as of June 30, 2022.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

	Year Ended June 30, 2022	Year Ended June 30, 2021
Statutory Federal Income Tax Rate	21%	21%
Non-deductible expenses	(5)%	(5)%
Change in valuation allowance	(16)%	(16)%
Income tax provision	$-	$-

The Company has not identified any uncertain tax positions requiring a reserve as of June 30, 2022.

NOTE 8 – SUBSEQUENT EVENTS

Forward Stock Split

On July 15, 2022, the Company’s director and shareholders approved an amendment of the Company’s Articles of Incorporation that, if filed, would effect a 10-for-1 forward stock split of the Company’s common stock (the “Forward Split”). The Forward Split is subject to clearance by the Financial Industry Regulatory Authority (“FINRA”), and the Company will not effect the Forward Split until it is cleared by FINRA. The Board retains authority to abandon the Forward Split for any reason at any time prior to effecting the Forward Split.

Demand Promissory Note – Related Party

On August 12, 2022, the Company issued a Promissory Note in the principal amount of $50,000 (the “Promissory Note”) for cash to Laborsmart Inc. (the “Holder”). The Holder is owned by the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 5.00% per annum. Any unpaid principal amount and any accrued interest is due on August 12, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty. In event the Note is not paid when due, any outstanding principal and interest will accrue interest of 12% per annum.

Demand Promissory Note and Common Stock Purchase Warrant

On August 12, 2022, the Company issued a Promissory Note in the principal amount of $50,000 (the “Promissory Note”) for cash to Tom Zarro (the “Holder”). The Promissory Note bears interest at the rate of 5.00% per annum. Any unpaid principal amount and any accrued interest is due on August 12, 2023. The Holder may demand payment of all or any portion of the outstanding principal and interest at any time. The Promissory Note is unsecured and there is no prepayment penalty. In event the Note is not paid when due, any outstanding principal and interest will accrue interest of 12% per annum. In conjunction with the issue of the Promissory Note, the Company issued Mr. Zarro a common stock purchase warrant (the “Common Stock Purchase Warrant”). Pursuant to the terms of the Common Stock Purchase Warrant, Mr. Zarro may, at any time on or after August 12, 2022 and until August 12, 2025, exercise the Common Stock Purchase Warrant to purchase 20,000 shares of the Company’s common stock for an exercise price per share of $0.75, subject to adjustment as provided in the Common Stock Purchase Warrant.

Amendment to Demand Promissory Note – Related Party

On October 18, 2021, the Company issued a Promissory Note in the principal amount of $100,000 (the “Promissory Note”) for cash to Ryan Schadel (the “Holder”), the Company’s Chief Executive Officer, sole director and majority stockholder. The Promissory Note bears interest at the rate of 0.01% per annum. Any unpaid principal amount and any accrued interest is due on October 18, 2022. On August 29, 2022, the Company entered into an Amendment to Promissory Note, dated August 29, 2022 with the Holder. Pursuant to the terms of the note amendment, the maturity date of the Promissory Note was extended to October 23, 2023, and the interest rate of the Note was increased to 5% as of and following August 29, 2022. As consideration for extension of the maturity date, the Company agreed to issue to Mr. Schadel 15,000 shares of the Company’s common stock. These shares were payable as of the date of this Report.

F-16